     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                         AMERITRADE HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      47-0642657
           (State of incorporation)                 (I.R.S. Employer Identification No.)
                                                              ROBERT T. SLEZAK
                                                       AMERITRADE HOLDING CORPORATION
                                                          4211 SOUTH 102ND STREET
           4211 SOUTH 102ND STREET                         OMAHA, NEBRASKA 68127
            OMAHA, NEBRASKA 68127                              (402) 331-7856
                (402) 331-7856                    (Name, address, including zip code, and
 (Address, including zip code, and telephone                     telephone
       number, including area code, of           number, including area code, of agent for
  registrant's principal executive offices)                       service)

                                   Copies to:

          CAROL S. RIVERS, ESQ.                      JOHN EVANGELAKOS, ESQ.
           MAYER, BROWN & PLATT                       SULLIVAN & CROMWELL
         190 SOUTH LASALLE STREET                       125 BROAD STREET
         CHICAGO, ILLINOIS 60603                    NEW YORK, NEW YORK 10004
              (312) 701-7215                             (212) 558-4000

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM
                                                         AGGREGATE OFFERING           AMOUNT OF
          TITLE OF SHARES TO BE REGISTERED                  PRICE(1)(2)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Class A common stock, par value $.01 per share.......       $250,000,000               $69,500
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the
    purposes of sales outside the United States. Includes up to    shares
    subject to the Underwriters' over-allotment options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement relates to an offering of up to        shares
of Class A common stock (or        shares if the underwriters' over-allotment
options are exercised in full) for sale directly to the public, of which
shares will be offered by us and        will be offered by the selling
stockholders identified in this prospectus, and up to        shares of Class A
common stock (or        shares if the underwriters' over-allotment option is
exercised in full) that may be delivered by the Ameritrade Automatic Common Exchange Security Trust, a non-diversified closed-end management investment company, to holders of its Automatic Common Exchange Securities upon exchange of those securities. The Automatic Common Exchange Securities are being offered pursuant to a separate prospectus of the Ameritrade Automatic Common Exchange Security Trust included in a registration statement on Form N-2 (Registration Nos. 333-77547 and 811-9319).

     This Registration Statement contains two forms of prospectus: one to be used in connection with the offerings by us and the selling stockholders of Class A common stock and one to be attached to the Ameritrade Automatic Common Exchange Security Trust prospectus (such latter prospectus, the "Trust Prospectus"). The prospectus to be attached to the Trust Prospectus will be identical to the one used for the offerings of Class A common stock, except for the front and back cover pages and except that the prospectus to be attached to the Trust Prospectus contains additional sections entitled "Plan of Distribution" and "Trust Prospectus" and does not contain a section entitled "Underwriting".

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion. Dated June 25, 1999.

                                            SHARES

                         AMERITRADE HOLDING CORPORATION

                              CLASS A COMMON STOCK
                             ----------------------
     This is an offering of shares of Class A common stock of Ameritrade Holding
Corporation. This prospectus relates to an offering of           shares in the
United States. In addition,           shares are being offered outside the
United States in an international offering.

     Holding is offering           of the shares to be sold in the offerings.
The selling stockholders identified in this prospectus are offering an
additional           shares. Holding will not receive any of the proceeds from
the sale of the shares by the selling stockholders.

     In addition to the offerings described in this prospectus, the Ameritrade Automatic Common Exchange Security Trust (the "TRACES Trust") stockholders named
in this prospectus are offering up to                shares of Class A common
stock (or up to                shares if the underwriters' over-allotment option
is exercised in full) that may be delivered by the TRACES Trust to holders of Automatic Common Exchange Securities of the TRACES Trust upon exchange of such securities on the Exchange Date as defined in the TRACES Trust prospectus (the "Trust Prospectus"). The Automatic Common Exchange Securities are being sold by the TRACES Trust in an offering described in the Trust Prospectus. The respective closings of the offerings of the Class A common stock and the Automatic Common Exchange Securities are not dependent upon one another.

     The Class A common stock is quoted on The Nasdaq National Market under the symbol "AMTD". The last reported sale price of the Class A common stock on
  , 1999 was $          per share.

     The Class B common stock, which is not being offered, is entitled to elect a majority of Holding's board of directors. The Class A common stock is entitled to elect the remaining directors. See "Description of Capital Stock".

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE CLASS A COMMON STOCK.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial price to public.....................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Holding.......................  $           $
Proceeds, before expenses, to the selling stockholders......  $           $

     To the extent the underwriters sell more than           shares of the Class
A common stock, the underwriters have the option to purchase up to an additional shares from Holding and the selling stockholders at the initial price to public less the underwriting discount.
                             ----------------------
     The underwriters expect to deliver the shares against payment in New York,
New York, on        , 1999.

                              GOLDMAN, SACHS & CO.
                             ----------------------
                        Prospectus dated        , 1999.

                                    SUMMARY

     The following summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. You should carefully read this entire prospectus before making an investment in the Class A common stock. The terms "we" and "us" as used in this prospectus refer to Ameritrade Holding Corporation ("Holding") and its operating subsidiaries Ameritrade (Inc.) ("Ameritrade"), Accutrade, Inc. ("Accutrade"), Advanced Clearing, Inc. ("Advanced Clearing"), AmeriVest, Inc. ("AmeriVest") and OnMoney Financial Services Corporation ("OnMoney"), collectively. Our fiscal year ends on the last Friday of each September. Unless otherwise indicated, (1) dollar amounts have been rounded to the nearest one hundred thousand and (2) the information presented herein assumes no exercise by the underwriters of their over-allotment options.

                                  OUR COMPANY

     We are a leading provider of online discount brokerage services. We provide technology-based brokerage services to retail investors through a variety of mediums, primarily through the Internet. Our services appeal to a broad market of self-directed retail investors who are value conscious. We use our low-cost platform to offer brokerage services to investors at prices that are significantly lower than prices offered by our major competitors. Our goal is to provide the best execution using the best information at the best value.

     We are an innovator in electronic brokerage services. We were the first brokerage firm to offer touch-tone trading in 1988 and the first to offer trading over the Internet in 1994. In 1997, we embarked upon a groundbreaking marketing campaign to build awareness of the Ameritrade brand and to attract investors to online trading. At the same time, we introduced our "8 bucks a trade" program and set a price standard among major online discount brokerage firms that remains in place today.

     We believe that we have the lowest operating cost per transaction of any online discount brokerage firm. We have built and continue to invest in a proprietary trade processing platform that is both cost efficient and highly scalable. We also have made significant strategic investments in building the Ameritrade brand. As a result, our acquisition cost per new account is among the lowest of our competitors.

     We believe that our history of innovation, cost control and brand building has enabled us to capitalize on the dramatic growth in online investing.

     - Core discount brokerage accounts increased to approximately 428,000 at March 26, 1999 from approximately 306,000 at September 25, 1998 and approximately 98,000 at September 26, 1997.

     - Average daily trading volume during the quarter ended March 26, 1999 increased to approximately 52,000 executed transactions from approximately 24,000 during the quarter ended September 25, 1998 and approximately 8,500 during the quarter ended September 26, 1997.

     - Total assets in customer accounts increased to approximately $19.5 billion at March 26, 1999 from approximately $11.4 billion at September 25, 1998 and approximately $7.3 billion at September 26, 1997.

     - Pre-advertising operating expenses per trade decreased to $12.51 for the quarter ended March 26, 1999 from $17.37 for the quarter ended September 25, 1998 and $23.24 for the quarter ended September 26, 1997.

     We expect online brokerage activity to continue to expand, creating opportunities for further growth. According to International Data Corporation ("IDC"), the total number of online customer accounts in the United States has grown from approximately 1.5 million at the end of 1996 to approximately 6.4 million at the end of 1998. IDC also estimates that our market share of online customer accounts was approximately 6% at March 26, 1999. Based on reports of industry analysts, we believe that our market share of average daily trades executed online was over 8% for the quarter ended March 26, 1999, marking our eighth consecutive quarter of average daily online trade volume market share gains, a record unmatched by any other firm in the online brokerage industry. We believe that our significant and growing market share, low customer acquisition costs and low pre-advertising operating expenses per trade give us a competitive advantage in the online discount brokerage industry.

     We have experienced significant growth since we began offering discount brokerage services in 1975. Our net revenues have grown at a compound average annual rate of 45% over the past five fiscal years. Our pre-advertising net income before taxes has grown at a compound average annual rate of 34% during the same period. From fiscal 1993 to fiscal 1997, our net income grew at a compound average annual rate of 35%. In early fiscal 1998, we significantly increased advertising and infrastructure expenditures to aggressively expand our customer base. As a result, our net income in fiscal 1998 decreased to $0.2 million, although our pre-advertising operating margin in fiscal 1998 remained strong at 33%. Our average annual return on equity since 1975 has been 38%.

BUSINESS OPERATIONS

     Following is a summary of our operating subsidiaries:

     - AMERITRADE, our principal operating subsidiary, provides retail brokerage services targeted at value conscious investors who trade primarily through the Internet. Ameritrade offers a full range of trading services and focuses on providing a compelling price point and value to retail customers. In addition to the Internet, Ameritrade provides access to its services through automated touch-tone telephone systems, personal digital assistants and registered representatives. Ameritrade customers can invest in common and preferred stocks, mutual funds, options, corporate and municipal bonds, treasury obligations and other securities. Ameritrade also offers a wide range of informational services and educational tools to its customers.

     - ACCUTRADE also offers retail brokerage services, targeting investors who desire a higher degree of personalized customer service.

     - ADVANCED CLEARING provides clearing and execution services to Ameritrade and Accutrade, as well as to independent broker-dealers and other correspondents.

     - AMERIVEST provides wholesale discount brokerage services to depository institutions, including banks, savings and loans and credit unions.

     In addition, we are developing an Internet-based personal financial management system for individual investors through our OnMoney subsidiary.

BUSINESS STRATEGY

     Our business strategy is to capitalize on the growth of the online brokerage industry. The key elements of our business strategy are as follows:

     - Establish Ameritrade as the dominant brand in online trading;

     - Focus on online discount brokerage services;

     - Expand our capacity and infrastructure to meet expected increases in trading volume;

     - Continue to offer innovative technologies and service enhancements to our customers;

     - Be the lowest cost provider of quality brokerage services; and

     - Expand our access to international customers.

     Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and our telephone number is (402) 331-7856.

                                 THE OFFERINGS

Class A common stock:
  Offered by Holding....................                 shares
  Offered by the selling stockholders...                 shares
          Total.........................                 shares
  U.S. offering.........................                 shares
  International offering................                 shares
          Total.........................                 shares

Common stock to be outstanding after the
  offerings:
  Class A common stock..................                 shares
  Class B common stock..................     16,372,800 shares
          Total.........................                 shares

     In addition to the offerings described in this prospectus, the TRACES Trust
stockholders named in this prospectus are offering up to           shares of
Class A common stock (or up to           shares if the underwriters'
over-allotment option is exercised in full) that may in certain circumstances be delivered by the TRACES Trust to holders of its Automatic Common Exchange Securities upon exchange of those securities on the Exchange Date.

Voting Rights...........................     Except as otherwise required by law
                                             and with respect to the election of
                                             directors, the holders of Class A
                                             common stock and the holders of
                                             Class B common stock have one vote
                                             per share and vote as a single
                                             class with respect to all matters
                                             submitted to a vote of the holders
                                             of common stock. The Class B common
                                             stock is not being offered in the
                                             offerings. The Class B common stock
                                             is entitled to elect a majority of
                                             our directors. The Class A common
                                             stock is entitled to elect the
                                             remainder of our directors. We
                                             currently have nine directors.
                                             Except with respect to the ability
                                             to elect directors and the
                                             conversion rights discussed below,
                                             the Class A common stock and the
                                             Class B common stock are identical
                                             in all respects. If all shares of
                                             Class B common stock are converted
                                             into Class A common stock or if no
                                             shares of Class B common stock are
                                             otherwise outstanding, the holders
                                             of Class A common stock will be
                                             entitled to elect all of our
                                             directors, subject to any rights of
                                             the holders of preferred stock. See
                                             "Description of Capital
                                             Stock -- Common Stock -- Voting
                                             Rights".

Conversion of Class B Common Stock......     Each share of Class B common stock
                                             is convertible into one share of
                                             Class A common stock at any time at
                                             the election of the holder of the
                                             share of Class B common stock. Each
                                             share of Class B common
                                             stock shall automatically convert
                                             into one share of Class A common
                                             stock in the event of a transfer of
                                             the share of Class B common stock
                                             to any person other than J. Joe
                                             Ricketts, Marlene M. Ricketts, the
                                             lineal descendants of J. Joe
                                             Ricketts and Marlene M. Ricketts
                                             and their spouses or any trust or
                                             other person or entity that holds
                                             common stock for the benefit of any
                                             of those members of the Ricketts
                                             family (the "Control Group"). In
                                             addition, each share of Class B
                                             common stock shall automatically
                                             convert on a share-for-share basis
                                             into one share of Class A common
                                             stock if the number of shares of
                                             outstanding common stock held by
                                             the Control Group falls below 20%
                                             of the number of shares of
                                             outstanding common stock. See
                                             "Description of Capital
                                             Stock -- Conversion Rights".

Use of Proceeds.........................     We will use the proceeds from the
                                             offerings for general corporate
                                             purposes, including promoting the
                                             Ameritrade brand name through
                                             advertising, building
                                             infrastructure, developing and
                                             acquiring new forms of technology,
                                             retiring existing indebtedness and
                                             potentially acquiring businesses or
                                             assets. See "Use of Proceeds".

Dividends...............................     We have never declared or paid any
                                             cash dividends on our capital stock
                                             and do not anticipate paying any
                                             cash dividends to our stockholders
                                             in the foreseeable future. See
                                             "Dividend Policy".

Listing.................................     The Class A common stock is quoted
                                             on The Nasdaq National Market.

Nasdaq National Market Symbol...........     AMTD

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The information in the following table is based on historical financial information contained in our prior filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K for the fiscal year ended September 25, 1998 and our report on Form 10-Q for the period ended March 26, 1999. This historical financial information is also included elsewhere in this prospectus for your convenience. The following summary financial information should be read in conjunction with this historical financial information, including the notes that accompany such financial information. Per share amounts have been adjusted to reflect a three-for-one stock split effective on July 2, 1999.

                                                                                                    SIX MONTHS
                                                     FISCAL YEAR ENDED                                 ENDED
                                 ----------------------------------------------------------   -----------------------
                                 SEPT. 30,   SEPT. 29,   SEPT. 27,   SEPT. 26,   SEPT. 25,     MAR. 27,     MAR. 26,
                                   1994        1995        1996        1997         1998         1998         1999
                                 ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF
  INCOME DATA:
Revenues:
  Commissions and clearing
    fees.......................  $ 20,386    $ 23,977    $ 36,470    $ 51,937    $   85,644   $   35,209   $   83,566
  Interest revenue.............     9,856      16,297      22,518      36,623        66,716       27,909       47,715
  Investment income and other..     1,119       2,608       6,391       7,107        11,834        5,008        4,615
                                 --------    --------    --------    --------    ----------   ----------   ----------
        Total revenues.........    31,361      42,882      65,379      95,667       164,194       68,126      135,896
  Interest expense.............     3,912       7,862      11,040      18,429        29,279       12,373       20,117
                                 --------    --------    --------    --------    ----------   ----------   ----------
        Net revenues...........    27,449      35,020      54,339      77,238       134,915       55,753      115,779
Pre-advertising operating
  expense......................    14,012      19,348      28,385      41,842        90,770       39,052       74,461
Advertising expense............     5,987       4,842       7,537      13,971        43,614       34,513       22,797
                                 --------    --------    --------    --------    ----------   ----------   ----------
        Total expenses
          excluding interest...    19,999      24,190      35,922      55,813       134,384       73,565       97,258
Income (loss) before provision
  for income taxes.............     7,450      10,830      18,417      21,425           531      (17,812)      18,521
Provision (benefit) for income
  taxes........................     2,619       3,799       7,259       7,603           321       (6,292)       6,701
                                 --------    --------    --------    --------    ----------   ----------   ----------
        Net income (loss)......  $  4,831    $  7,031      11,158      13,822    $      210   $  (11,520)  $   11,820
                                 ========    ========    ========    ========    ==========   ==========   ==========
Basic earnings (loss) per
  share........................  $   0.03    $   0.05    $   0.07    $   0.08    $     0.00   $    (0.07)  $     0.07
Diluted earnings (loss) per
  share........................  $   0.03    $   0.05    $   0.07    $   0.08    $     0.00   $    (0.07)  $     0.07
Weighted average shares
  outstanding -- Basic.........   154,271     153,766     153,766     165,227       174,188      174,210      174,247
Weighted average shares
  outstanding -- Diluted.......   154,271     153,766     153,766     165,233       174,465      174,320      175,528
OPERATING DATA:
Average customer trades per
  day..........................     1,519       2,055       3,670       6,571        18,407       13,909       42,179
Total assets in customer
  accounts (in billions).......  $    1.7    $    2.4    $    4.0    $    7.3    $     11.4   $     10.1   $     19.5
Number of core accounts(1).....    18,000      38,000      52,000      98,000       306,000      217,000      428,000
Net revenue per trade..........  $  70.31    $  67.09    $  58.76    $  46.65    $    29.20   $    32.07   $    21.96
Pre-advertising operating
  expense per trade............  $  35.89    $  37.07    $  30.69    $  25.27    $    19.65   $    22.46   $    14.12
Operating margin(2)............        27%         31%         34%         28%            0%         (32)%         16%
Pre-advertising operating
  margin(3)....................        49%         45%         48%         46%           33%          30%          36%
Return on average equity(4)....        49%         47%         44%         28%            0%         (21)%          7%

                                 SEPT. 30,   SEPT. 29,   SEPT. 27,   SEPT. 26,   SEPT. 25,     MAR. 27,     MAR. 26,
                                   1994        1995        1996        1997         1998         1998         1999
                                 ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and segregated
  investments..................  $101,352    $125,456    $191,436    $373,286    $  527,982   $  543,236   $  606,286
Receivable from customers and
  correspondents, net..........    99,627     130,187     166,075     325,407       647,122      532,812    1,220,291
Total assets...................   216,991     287,105     401,679     757,357     1,290,402    1,125,729    2,104,989
Payable to customers and
  correspondents...............   198,539     251,862     356,943     666,279     1,136,082    1,038,698    1,686,378
Total long-term debt...........        --       7,097       4,853          --        11,000       10,000       38,000
Stockholders' equity...........    12,473      19,504      30,662      66,989        84,572       55,447      204,305

---------------

(1) Core accounts consist of open accounts in our discount brokerage subsidiaries.

(2) Operating margin is computed by dividing income before provision for income taxes by net revenues.

(3) Pre-advertising operating margin is computed by dividing income before provision for income taxes plus advertising expenses by net revenues.

(4) Return on average equity is computed by dividing net income by average stockholders' equity on a quarterly basis. Six month results are not annualized.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in the Class A common stock.

OUR BUSINESS COULD BE HARMED BY MARKET FLUCTUATIONS AND OTHER SECURITIES INDUSTRY RISKS

     Substantially all of our revenues are derived from discount securities brokerage and clearing and execution services. Like other brokerage businesses, we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. We are particularly affected by volatility in technology and Internet-related stocks because a significant portion of our customers invest in these types of stocks. In recent months, the U.S. securities markets have fluctuated considerably. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results. Reduced trading volumes and prices have historically resulted in reduced transaction revenues. In addition, when trading volume is low, our profitability may be adversely affected because our overhead is substantially fixed.

THE MARKET PRICE OF THE CLASS A COMMON STOCK WILL FLUCTUATE AND COULD FLUCTUATE SIGNIFICANTLY

     The Class A common stock has experienced significant price fluctuations in recent months. The stock market in general also has experienced substantial price and volume fluctuations. The market prices of securities of Internet-related companies, in particular, have been especially volatile. The price of the Class A common stock could decrease substantially following the offerings. In addition, because the market price of our Class A common stock tends to fluctuate significantly, we may become the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources.

SYSTEMS FAILURES AND DELAYS COULD HARM OUR BUSINESS

     We receive and process trade orders through a variety of electronic mediums, including the Internet, personal digital assistants and automated touch-tone telephone systems. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. Extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. We have experienced periods of extremely high trading volume that has caused individual system components or processes to fail, resulting in the temporary unavailability of our Web site for online trading and delays in our telephone systems. On some other occasions, high trading volume has caused significant delays in executing trading orders, resulting in some customers' orders being executed at prices they did not anticipate. In September 1998, we became subject to a putative class action lawsuit resulting from systems failures and delays. See
"Business -- Legal Proceedings." In addition, from time to time, we reimburse our customers for losses incurred in connection with systems failures and delays. During the quarter ended December 31, 1998, we paid $3.1 million to customers for execution price adjustments as a result of systems failures and delays. Systems failures and delays may occur again in the future and could cause:

     - unanticipated disruptions in service;

     - slower response times;

     - decreased customer service and customer satisfaction; and

     - harm to our reputation;

which could result in:

     - loss of customers;

     - increased operating expenses;

     - financial losses;

     - additional litigation or other customer claims; and

     - regulatory sanctions.

CAPACITY CONSTRAINTS OF OUR SYSTEMS COULD HARM OUR BUSINESS

     As our business grows, we will need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. Many of our systems are designed to accommodate additional growth without redesign or replacement; however, we will need to make significant investments in additional hardware and software to accommodate growth. We may not be able to project accurately the rate or timing of growth in our business, or the cost to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Failure to make necessary expansions and upgrades to our systems and infrastructure could lead to failures and delays, which could have a material adverse effect on our business, financial condition and results of operations.

SUBSTANTIAL COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving and competitive. We expect the competitive environment to continue in the future. We may not be able to compete effectively with current or future competitors, which could have a material adverse effect on our business, financial condition and results of operations. We face direct competition from numerous discount brokerage firms, many of which provide online services. We also encounter competition from the broker-dealer affiliates of established full-commission brokerage firms as well as from financial institutions, mutual fund sponsors and other organizations, some of which provide or have announced that they intend to provide online discount brokerage services. Some of our competitors have greater financial, technical, marketing and other resources than we do. Some of our competitors offer a wider range of services and financial products than we do and have greater name recognition and a more extensive customer base than we do. We believe that the general financial success of companies within the online securities industry will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial information and others. These companies may provide a more comprehensive suite of services than we do. In addition, our clearing operations compete with numerous firms that provide clearing and execution services to the securities industry.

WE MAY BE UNABLE TO MANAGE OUR RAPID GROWTH EFFECTIVELY

     We have rapidly and significantly expanded our operations and anticipate that continued expansion will be required to realize our growth strategy. Our rapid growth has placed significant demands on our management and other resources and these demands are likely to continue. If we are unable to effectively manage our future growth, we may not be able to achieve the rate of growth that we have experienced in the past. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees. In particular, we currently need to hire a significant number of technical personnel and customer service representatives. Most of our competitors face similar staffing shortages, which makes the competition for qualified employees particularly intense. We also will need to improve existing systems and/or implement new systems for operational and financial management and training, integrating and managing our growing employee base.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

     We may experience significant variation in our future quarterly results of operations. These fluctuations may result from:

     - the timing and size of advertising campaigns;

     - introductions of or enhancements to online investing services by us or our competitors;

     - changes in trading volume in securities markets;

     - changes in pricing policies by us or our competitors;

     - disruptions or problems in our services to customers;

     - changes in our business strategy;

     - changes in the level of operating expenses needed to support projected growth;

     - actions taken by us that negatively affect short-term results but may benefit long-term results; and

     - general economic conditions.

Due to these factors, quarterly revenues and operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely on them as an indication of our future performance. In addition, our future quarterly operating results may not consistently meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Class A common stock.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. Our operations and profitability may be directly affected by:

     - additional legislation,

     - changes in rules promulgated by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the various stock exchanges and other self-regulatory organizations, or

     - changes in the interpretation or enforcement of existing laws and rules.

     The SEC, the NASD or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations.

     Recently, various regulatory and enforcement agencies have been reviewing systems capacity, customer access, best execution practices, other service issues and advertising claims as they relate to the discount and online brokerage industry. These reviews could result in enforcement actions or new regulations, either of which could have a material adverse effect on our business, financial condition and results of operations.

     Securities industry regulators are currently reviewing the extent to which clearing firms, such as Advanced Clearing, will be held accountable for the improper activities of introducing brokers for which they provide clearing services. Our procedures may not be sufficient to protect us from liability for the acts of introducing brokers under current or future laws and regulations.

     In addition, we use the Internet as a major distribution channel to provide services to our customers. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with issues such as user privacy and the pricing, content and quality of products and services. These laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel. As a result, the adoption of these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

     We intend to expand our business in U.S. securities to other countries. We will need to comply with the relevant regulations of each country in which we conduct business. Our international expansion may be limited by the compliance requirements of these jurisdictions.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

     The market for online discount brokerage services is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. A significant portion of our growth is related to acceptance of the Internet as a method of commerce. The failure of commerce on the Internet to grow at projected rates could have a material adverse effect on our business, financial condition and results of operations.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. The failure to develop and maintain the Internet's infrastructure could have a material adverse effect on our business, financial condition and results of operations. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our Web site. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity.

WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL

     We are highly dependent on a small number of key executive officers. We have entered into employment agreements with our key executive officers but do not maintain "key person" life insurance policies on any of our officers. Our success has been, and will be, dependent to a large degree on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. Competition for these personnel is intense. The loss of the services of any of our key executive officers or the inability to identify, hire and retain other highly qualified technical and managerial personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

THE RICKETTS FAMILY CONTROLS ALL FUNDAMENTAL MATTERS AFFECTING US

     Following the offerings, J. Joe Ricketts, our Chairman and Co-Chief Executive Officer, his family members and trusts held for their benefit
(collectively, the "Ricketts Family") will own approximately   % of the Class A
common stock and all of the Class B common stock, which will
constitute approximately   % of the common stock. As a result, the Ricketts
Family will retain the ability to control all fundamental matters affecting us, including:

     - the election of the majority of our directors;

     - the sale of substantially all of our assets;

     - the merger of Holding with another entity;

     - an amendment to our certificate of incorporation;

     - the future issuance of common stock or other securities; and

     - the declaration of any dividend payable on the common stock.

In addition, the Ricketts Family could convert a portion of its Class B common stock into Class A common stock and subsequently dispose of such shares, thereby substantially reducing its economic interest in Holding while retaining the ability to elect the majority of our directors.

WE WILL NEED TO INTRODUCE NEW PRODUCTS AND SERVICES TO REMAIN COMPETITIVE

     Our future success depends in part on our ability to develop and enhance our products and services. There are significant technical and financial risks in the development of new or enhanced products and services, including the risk that we will be unable to:

     - effectively use new technologies;

     - adapt our services to emerging industry standards; or

     - develop, introduce and market new or enhanced products and services.

If we are unable to develop and introduce enhanced or new products and services quickly enough to respond to market or customer requirements, or if our products and services fail to achieve market acceptance, our business, financial condition and results of operations could be materially adversely affected.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND OTHER CHANGES

     The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

CHANGES IN PAYMENTS FOR ROUTING OUR CUSTOMERS' ORDERS COULD ADVERSELY AFFECT OUR BUSINESS

     We have arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. We expect these payments to continue to decrease on a per trade basis, which could have a material adverse effect on our business, financial condition and results of operations. Receiving payments for routing customers' orders may not continue to be permitted by the SEC, the NASD or other governmental and regulatory agencies and courts. Furthermore, competition between execution agents and the implementation by the SEC of order handling rules in January 1997 has made it less profitable for execution agents to offer order flow payments to broker-dealers. Payments made to us by execution agents for routing trade orders were $9.1 million in fiscal 1997 and $10.9 million in fiscal 1998, and were $4.5 million for the six months ended March 27, 1998 and $10.3 million for the six months ended March 26, 1999. Per trade payments decreased to $2.35 in fiscal 1998 from $5.51 in fiscal 1997, and decreased to $1.96 for the six months ended March 26, 1999 from $2.60 for the six months ended March 27, 1998.

OUR NETWORKS MAY BE VULNERABLE TO SECURITY RISKS

     The secure transmission of confidential information over public networks is a critical element of our operations. We have not in the past experienced network security problems. However, our networks may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our customers' confidential information or cause interruptions or malfunctions in our operations. We may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We may not be able to implement security measures that will protect against all security risks.

YEAR 2000 RISKS MAY HARM OUR BUSINESS

     Many computer systems were not designed to handle dates beyond the year 1999. These systems, if not modified or replaced, could fail or create erroneous results by or at the Year 2000. We have implemented a plan to address Year 2000 problems with our own systems. However, if we are unable to make our systems Year 2000 compliant on a timely basis or if the costs associated with addressing Year 2000 issues are greater than planned, our business, financial condition and results of operations could be materially adversely affected. In addition, our operations rely heavily on the integrity of computer systems of third parties, such as broker-dealers, clearinghouses, stock exchanges and online and Internet service providers. A systems failure affecting any of these parties due to Year 2000 issues would interfere with the trading process and, as a result, could have a material adverse effect on our business, financial condition and results of operations. For a description of our Year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

WE MUST COMPLY WITH NET CAPITAL REQUIREMENTS

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is an SEC-defined measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. All of our broker-dealer subsidiaries are required to comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or the NASD could expel us from membership, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and results of operations.

OUR CLEARING OPERATIONS EXPOSE US TO LIABILITY FOR ERRORS IN CLEARING FUNCTIONS

     Advanced Clearing provides clearing and execution services to each of our discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, Advanced Clearing also assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customer securities transactions. Self-clearing securities firms are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of our competitors. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of customers and introducing brokers, could lead to civil penalties imposed by applicable authorities as well as losses and liability in related lawsuits brought by customers and others.

WE ARE EXPOSED TO CREDIT RISK

     We make margin loans to customers collateralized by customer securities and periodically borrow securities to cover trades. By permitting customers to purchase securities on margin, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by us could fall below the amount of a customer's indebtedness. The inability of customers to repay their margin loans could result in material losses to us. A significant portion of our net revenues is derived from interest on margin loans. To the extent that these margin loans exceed customer cash balances maintained with us, we generally must obtain financing from third parties. We may not be able to obtain such financing on favorable terms or in sufficient amounts.

WE MUST PROTECT OUR INTELLECTUAL PROPERTY

     Our success and ability to compete are dependent to a significant degree on fully protecting our intellectual property, which includes our proprietary technology, trade identity and customer base. We rely on all modes of intellectual property protection to protect our intellectual property, including copyright, trade secret, trademark, domain name, patent and contract law. Notwithstanding the precautions taken by us to protect our intellectual property, it is possible that third parties may misappropriate, obtain, copy or use without authorization, or otherwise infringe upon, our intellectual property. It is also possible that third parties may independently develop intellectual property similar to ours. Policing unauthorized use of our intellectual property may be difficult because of difficulties in controlling the ultimate destination or security of information or computer software transmitted over the Internet. In addition, the laws of foreign countries may afford different, and possibly inadequate, protection of our intellectual property.

ACQUISITIONS AND STRATEGIC RELATIONSHIPS INVOLVE CERTAIN RISKS

     We intend to pursue strategic acquisitions of businesses and technologies. Acquisitions may entail numerous risks, including:

     - difficulties in assessing values for acquired businesses and technologies;

     - difficulties in the assimilation of acquired operations and products;

     - diversion of management's attention from other business concerns;

     - assumption of unknown material liabilities of acquired companies;

     - amortization of acquired intangible assets, which could reduce future reported earnings; and

     - potential loss of customers or key employees of acquired companies.

We may not be able to integrate successfully any operations, personnel, services or products that we acquire in the future. We also have established a number of strategic relationships with online service providers and information service providers. These relationships and others we may enter into in the future are and will be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances.

WE MAY NOT SUCCEED IN INTERNATIONAL MARKETS

     We have limited experience in providing brokerage services internationally. We may not succeed in marketing our services in international markets. In addition, there are risks inherent in doing business in some international markets that may include:

     - less developed technological infrastructures;

     - lower customer acceptance of, or access to, electronic channels;

     - regulatory requirements, tariffs and other trade barriers;

     - reduced protection for intellectual property rights;

     - difficulties in staffing and managing foreign operations;

     - less developed automation in exchanges, depositories and clearing systems;

     - fluctuations in currency exchange rates; and

     - potentially adverse tax consequences.

Any of the factors described above could have a material adverse effect on our future international operations.

CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A TAKEOVER MORE DIFFICULT

     Our certificate of incorporation, bylaws and Delaware corporate law contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors and other stockholders. The existence of these provisions could adversely affect the market price of the Class A common stock. In addition, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. For a description of these provisions, see "Description of Capital Stock".

FUTURE SALES OF SHARES OF COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF THE CLASS A COMMON STOCK

     Sales of substantial amounts of common stock in the public market following the offerings, or the perception that such sales could occur, could adversely affect the market price of the Class A common stock and may make it more difficult for us or for our stockholders to sell our equity securities in the future at a time and at a price that we or they deem appropriate. Following the
offerings, there will be approximately           shares of our common stock
outstanding. The           shares of Class A common stock sold in the offerings
and           additional shares of common stock generally will be freely transferable without restriction or further registration under the Securities
Act of 1933. Approximately           shares of common stock will be "restricted
securities" as defined in Rule 144 under the Securities Act and may not be resold in the absence of registration under the Securities Act or an exemption from registration. All of these restricted securities currently can be resold in the market without registration, subject in some cases to volume limitations, manner of sale and other requirements of Rule 144.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that the forward-looking statements be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." All statements regarding our dividend policy, expected financial condition and results of operations, expectations relating to Year 2000 issues, business strategy, forecasted demographic and economic trends relating to our industry, plans for OnMoney, advertising and marketing plans and anticipated expenses, planned investments in technology infrastructure and other anticipated capital expenditures, expansion into international markets, hiring plans and similar matters are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this prospectus or incorporated herein by reference only reflect our expectations. Actual events or results may differ substantially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale by us of        shares of
Class A common stock will be approximately $          . We will use these
proceeds for general corporate purposes, including to promote the Ameritrade brand name through advertising, building infrastructure, developing and acquiring new forms of technology, retiring existing indebtedness and potentially acquiring businesses or assets. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our revolving credit facility requires us to repay all outstanding indebtedness under the facility with the proceeds from some public offerings of common stock. For a description of our revolving credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Bank Loan Agreements".

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on any of our common stock. We currently intend to retain all of our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Our revolving credit agreement prohibits the payment of cash dividends. The payment of any future dividends will be at the discretion of our board of directors in accordance with the provisions of the revolving credit agreement and will depend upon a number of factors, including future results of operations, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

                      MARKET PRICE OF CLASS A COMMON STOCK

     We completed the initial public offering of our Class A common stock on March 7, 1997, at a price per share of $1.25. Since March 4, 1997, our Class A common stock has been quoted on The Nasdaq National Market under the symbol "AMTD". The following table shows for the periods indicated the high and low sales prices per share of our Class A common stock as reported by The Nasdaq National Market. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. These prices reflect the two-for-one stock splits effective August 18, 1998 and February 22, 1999 and the three-for-one stock split effective on July 2, 1999.

                                                               HIGH     LOW
                                                               ----     ---
FISCAL 1997
Second Quarter (beginning March 4, 1997)....................  $ 1.88   $1.35
Third Quarter...............................................  $ 1.53   $0.98
Fourth Quarter..............................................  $ 2.24   $1.22
FISCAL 1998
First Quarter...............................................  $ 3.25   $1.50
Second Quarter..............................................  $ 2.59   $1.86
Third Quarter...............................................  $ 2.74   $1.91
Fourth Quarter..............................................  $ 4.47   $2.16
FISCAL 1999
First Quarter...............................................  $ 6.50   $1.88
Second Quarter..............................................  $22.50   $5.00
Third Quarter (through        , 1999)

     On        , 1999, the last reported sale price of our Class A common stock
on The Nasdaq National Market was $     per share and there were
                    holders of record.

                                 CAPITALIZATION

     The following table sets forth, as of March 26, 1999, (i) our actual capitalization and (ii) our capitalization as adjusted to give effect to the offerings and the three-for-one stock split effective on July 2, 1999. You should read this table in conjunction with our historical financial information, including the notes that accompany such financial information.

                                                                    MARCH 26, 1999
                                                              --------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   -----------
Total long-term debt........................................  $ 38,000,000
Stockholders' equity:
  Preferred stock, $1 par value; authorized 3,000,000
     shares, none issued....................................            --
  Class A common stock, $.01 par value, 60,000,000 shares
     authorized, 52,701,160 shares issued and outstanding at
     March 26, 1999; 270,000,000 shares authorized,
     158,103,480 shares issued and outstanding, as
     adjusted...............................................       527,012
  Class B common stock, convertible, $.01 par value,
     6,000,000 shares authorized, 5,457,600 issued and
     outstanding at March 26, 1999; 18,000,000 shares
     authorized, 16,372,800 shares issued and outstanding,
     as adjusted............................................        54,576
  Additional paid-in capital................................    25,228,316
  Retained earnings.........................................    55,576,576
  Treasury stock (13,400 shares at March 26, 1999; 40,200
     shares, as adjusted)...................................       (94,144)
  Accumulated other comprehensive income....................   123,012,199
                                                              ------------    --------
          Total stockholders' equity........................   204,304,535
                                                              ------------    --------
            Total capitalization............................  $242,304,535
                                                              ============    ========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected financial data as of and for the fiscal year periods presented below are derived from our consolidated financial statements, which have been audited and reported upon by our independent auditors. The data presented for the six month periods ended March 27, 1998 and March 26, 1999 are derived from our unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The results for the six month period ended March 26, 1999 are not necessarily indicative of the results to be expected for the full fiscal year. The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial information, including the notes that accompany such financial information, included elsewhere in this prospectus and incorporated herein by reference. Per share amounts have been adjusted to reflect a three-for-one stock split effective on July 2, 1999.

                                                                 FISCAL YEAR ENDED                        SIX MONTHS ENDED
                                             ---------------------------------------------------------   -------------------
                                             SEPT. 30,   SEPT. 29,   SEPT. 27,   SEPT. 26,   SEPT. 25,   MAR. 27,   MAR. 26,
                                               1994        1995        1996        1997        1998        1998       1999
                                             ---------   ---------   ---------   ---------   ---------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
 Commissions and clearing fees.............  $ 20,386    $ 23,977    $ 36,470    $ 51,937    $ 85,644    $ 35,209   $ 83,566
 Interest revenue..........................     9,856      16,297      22,518      36,623      66,716      27,909     47,715
 Investment income and other...............     1,119       2,608       6,391       7,107      11,834       5,008      4,615
                                             --------    --------    --------    --------    --------    --------   --------
       Total revenues......................    31,361      42,882      65,379      95,667     164,194      68,126    135,896
 Interest expense..........................     3,912       7,862      11,040      18,429      29,279      12,373     20,117
                                             --------    --------    --------    --------    --------    --------   --------
       Net revenues........................    27,449      35,020      54,339      77,238     134,915      55,753    115,779
Pre-advertising operating expense..........    14,012      19,348      28,385      41,842      90,770      39,052     74,461
Advertising expense........................     5,987       4,842       7,537      13,971      43,614      34,513     22,797
                                             --------    --------    --------    --------    --------    --------   --------
       Total expenses excluding interest...    19,999      24,190      35,922      55,813     134,384      73,565     97,258
Income (loss) before provision for income
 taxes.....................................     7,450      10,830      18,417      21,425         531     (17,812)    18,521
Provision (benefit) for income taxes.......     2,619       3,799       7,259       7,603         321      (6,292)     6,701
                                             --------    --------    --------    --------    --------    --------   --------
       Net income (loss)...................  $  4,831    $  7,031    $ 11,158    $ 13,822    $    210    $(11,520)  $ 11,820
                                             ========    ========    ========    ========    ========    ========   ========
Basic earnings (loss) per share............  $   0.03    $   0.05    $   0.07    $   0.08    $   0.00    $  (0.07)  $   0.07
Diluted earnings (loss) per share..........  $   0.03    $   0.05    $   0.07    $   0.08    $   0.00    $  (0.07)  $   0.07
Weighted average shares outstanding --
 Basic.....................................   154,271     153,766     153,766     165,227     174,188     174,210    174,247
Weighted average shares outstanding --
 Diluted...................................   154,271     153,766     153,766     165,233     174,465     174,320    175,528
OPERATING DATA:
Average customer trades per day............     1,519       2,055       3,670       6,571      18,407      13,909     42,179
Total assets in customer accounts (in
 billions).................................  $    1.7    $    2.4    $    4.0    $    7.3    $   11.4    $   10.1   $   19.5
Number of core accounts(1).................    18,000      38,000      52,000      98,000     306,000     217,000    428,000
Net revenue per trade......................  $  70.31    $  67.09    $  58.76    $  46.65    $  29.20    $  32.07   $  21.96
Pre-advertising operating expense per
 trade.....................................  $  35.89    $  37.07    $  30.69    $  25.27    $  19.65    $  22.46   $  14.12
Operating margin(2)........................        27%         31%         34%         28%          0%        (32)%       16%
Pre-advertising operating margin(3)........        49%         45%         48%         46%         33%         30%        36%
Return on average equity(4)................        49%         47%         44%         28%          0%        (21)%        7%

                                        SEPT. 30,   SEPT. 29,   SEPT. 27,   SEPT. 26,   SEPT. 25,     MAR. 27,     MAR. 26,
                                          1994        1995        1996        1997         1998         1998         1999
                                        ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and segregated investments.......  $101,352    $125,456    $191,436    $373,286    $  527,982   $  543,236   $  606,286
Receivable from customers and
 correspondents, net..................    99,627     130,187     166,075     325,407       647,122      532,812    1,220,291
Total assets..........................   216,991     287,105     401,679     757,357     1,290,402    1,125,729    2,104,989
Payable to customers and
 correspondents.......................   198,539     251,862     356,943     666,279     1,136,082    1,038,698    1,686,378
Total long-term debt..................        --       7,097       4,853          --        11,000       10,000       38,000
Stockholders' equity..................    12,473      19,504      30,662      66,989        84,572       55,447      204,305

---------------

(1) Core accounts consist of open accounts in our discount brokerage subsidiaries.

(2) Operating margin is computed by dividing income before provision for income taxes by net revenues.

(3) Pre-advertising operating margin is computed by dividing income before provision for income taxes plus advertising expenses by net revenues.

(4) Return on average equity is computed by dividing net income by average stockholders' equity on a quarterly basis. Six month returns are not annualized.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     We provide discount securities brokerage and clearing execution services to our customers. Our principal operating subsidiaries consist of our discount brokerage operating units, Ameritrade and Accutrade, and our wholly owned securities clearing firm, Advanced Clearing. During fiscal 1998, almost all of our net revenues were derived from our retail discount brokerage activities and clearing and execution services. In addition, we provide wholesale discount brokerage services to depository institutions through our subsidiary AmeriVest and are developing an Internet-based financial management system through our subsidiary OnMoney.

     Our primary focus is serving retail customers by providing services at prices that are significantly less than our competitors. Retail brokerage customers are able to trade securities through a variety of mediums, including the Internet. We provide our customers with investment news and information as well as educational services. We also provide clearing and execution services for both our own brokerage operations as well as for unaffiliated broker-dealers.

     Our largest sources of revenues are commissions earned from our discount brokerage activities and associated brokerage commissions, securities transaction clearing fees and payment for order flow. Our other principal source of revenue is net interest revenue. Net interest revenue is the difference between interest revenues and interest expenses. Interest revenues are generated by charges to customers on margin balances maintained in brokerage accounts and the investment of cash from operations and cash segregated in compliance with federal regulations in short-term marketable securities. Interest expense consists of amounts paid or payable to customers based on credit balances maintained in brokerage accounts, as well as costs related to notes payable, letters of credit and lines of credit with financial institutions. Until the end of fiscal 1998, we also recorded equity income from investments, which primarily consisted of our share of income from our partnership interests in Roundtable Partners L.L.C. ("Roundtable," the predecessor to Knight/Trimark Group, Inc. ("Knight/Trimark")) and Consolidated Software Systems, Inc. ("CSS").

     Our largest operating expense generally is employee compensation and benefits. Employee compensation and benefits expense includes salaries, bonuses, group insurance, contributions to benefit programs, recruitment and other related employee costs. Commissions and clearance costs include fees paid to stock and option exchanges for trade executions, as well as settlement and depository costs associated with our securities clearing activities. Communications expense includes telephone, postage, news and quote costs. Occupancy and equipment costs include depreciation charges for fixed assets, the costs of leasing and maintaining our office spaces and the lease expenses on computer equipment and other fixed assets. Advertising costs are expensed as incurred and include production and placement of advertisements on various mediums, including online, television, print and direct mail. Advertising expenses may increase significantly when we decide to pursue a new account acquisition campaign or increase advertising intensity. Other operating expenses include professional service fees, provision for losses, customer execution price adjustments, amortization of goodwill, travel expenses and other miscellaneous expenses. In addition, our costs related to the processing of customer confirmations, statements and other communications are included in this category.

     We believe that the discount brokerage market is currently impacted by four significant trends that may affect our financial condition and results of operations. First, commissions charged to customers of discount brokerage services have steadily decreased over the past several years but have stabilized over the past year. Although decreased commissions per trade have had a negative effect on our commission and clearing fee revenue per trade, our experience to date indicates that decreased commissions per trade result in increased account activity and increased commission and clearing fees revenue in the aggregate. Second, technology has increased in importance as delivery channels such as the Internet have become more prevalent. During the quarter ended March 26, 1999, 84% of our trades were placed through electronic mediums, with 78% of those trades being placed over the Internet, compared to 73% and 60%, respectively, for the quarter ending March 27, 1998. We believe that the increased use of electronic mediums will continue to decrease operating expenses per trade. Third, the effects of price competition and required investment in technology have resulted in some consolidation in the market. Finally, the intense advertising and promotional efforts by us and our major competitors are making it increasingly difficult for new entrants to make a competitive impact without substantial financial resources to invest in building a brand.

     Our fiscal year ends on the last Friday in each September. References to fiscal year in this prospectus or in the information incorporated by reference in it are to the approximate twelve-month period ended on any such Friday. For example, "fiscal 1998" refers to the fiscal year ended September 25, 1998.

RESULTS OF OPERATIONS

     The following tables set forth the amounts per trade and the percentage of net revenues represented by certain items included in our consolidated statements of income for the periods indicated:

                                                           AMOUNTS PER TRADE
                                 ---------------------------------------------------------------------
                                               FISCAL YEAR ENDED                   SIX MONTHS ENDED
                                 ---------------------------------------------   ---------------------
                                 SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 27,   MARCH 26,
                                     1996            1997            1998          1998        1999
                                 -------------   -------------   -------------   ---------   ---------
Revenues:
  Commissions and clearing
     fees......................     $39.44          $31.37          $18.54        $ 20.25     $15.85
  Interest revenue.............      24.35           22.12           14.44          16.05       9.05
  Equity income from
     investments...............       3.63            2.08            1.10           1.45         --
  Gain from sale of
     investment................         --              --            0.17             --         --
  Other........................       3.28            2.21            1.29           1.43       0.88
                                    ------          ------          ------        -------     ------
          Total revenues.......     $70.70          $57.78          $35.54        $ 39.18     $25.78
  Interest expense.............      11.94           11.13            6.34           7.12       3.82
                                    ------          ------          ------        -------     ------
          Net revenues.........     $58.76          $46.65          $29.20        $ 32.06     $21.96
Expenses excluding interest:
  Employee compensation and
     benefits..................     $15.19          $11.65          $ 7.81        $  8.45     $ 5.38
  Commissions and clearance....       2.74            2.01            1.25           1.31       0.76
  Communications...............       3.99            3.40            2.80           3.71       1.51
  Occupancy and equipment
     costs.....................       3.12            3.28            2.30           2.42       1.66
  Advertising..................       8.15            8.44            9.44          19.85       4.32
  Other........................       5.65            4.93            5.49           6.57       4.81
                                    ------          ------          ------        -------     ------
          Total expenses
            excluding
            interest...........     $38.84          $33.71          $29.09        $ 42.31     $18.44
                                    ------          ------          ------        -------     ------
Income (loss) before provision
  for income taxes.............     $19.92          $12.94          $ 0.11        $(10.25)    $ 3.52
Provision (benefit) for income
  taxes........................       7.85            4.59            0.07          (3.62)      1.27
                                    ------          ------          ------        -------     ------
Net income (loss)..............     $12.07          $ 8.35          $ 0.04        $ (6.63)    $ 2.25
                                    ======          ======          ======        =======     ======

                                                    PERCENTAGE OF NET REVENUES
                               ---------------------------------------------------------------------
                                             FISCAL YEAR ENDED                   SIX MONTHS ENDED
                               ---------------------------------------------   ---------------------
                               SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 27,   MARCH 26,
                                   1996            1997            1998          1998        1999
                               -------------   -------------   -------------   ---------   ---------
Revenues:
  Commissions and clearing
     fees....................       67.1%           67.2%           63.5%         63.2%       72.2%
  Interest revenue...........       41.4            47.4            49.5          50.1        41.2
  Equity income from
     investments.............        6.2             4.5             3.8           4.5         0.0
  Gain from sale of
     investment..............        0.0             0.0             0.6           0.0         0.0
  Other......................        5.6             4.8             4.3           4.4         4.0
                                   -----           -----           -----         -----       -----
          Total revenues.....      120.3%          123.9%          121.7%        122.2%      117.4%
  Interest expense...........       20.3            23.9            21.7          22.2        17.4
                                   -----           -----           -----         -----       -----
          Net revenues.......      100.0%          100.0%          100.0%        100.0%      100.0%
Expenses excluding interest:
  Employee compensation and
     benefits................       25.9%           25.0%           26.7%         26.4%       24.5%
  Commissions and clearance..        4.7             4.3             4.3           4.1         3.5
  Communications.............        6.8             7.3             9.6          11.6         6.9
  Occupancy and equipment
     costs...................        5.3             7.0             7.9           7.6         7.5
  Advertising................       13.9            18.1            32.3          61.9        19.7
  Other......................        9.7            10.6            18.8          20.5        21.9
                                   -----           -----           -----         -----       -----
          Total expenses
            excluding
            interest.........       66.3%           72.3%           99.6%        (32.1)%      84.0%
                                   -----           -----           -----         -----       -----
Income (loss) before
  provision for income
  taxes......................       33.7%           27.7%            0.4%        (32.1)%      16.0%
Provision (benefit) for
  income taxes...............       13.4             9.8             0.2         (11.3)        5.8
                                   -----           -----           -----         -----       -----
          Net income
            (loss)...........       20.3%           17.9%            0.2%        (20.8)%      10.2%
                                   =====           =====           =====         =====       =====

  SIX MONTH PERIODS ENDED MARCH 26, 1999 AND MARCH 27, 1998

     NET REVENUES. Commissions and clearing fees increased 138% to $83.6 million in the first six months of fiscal 1999 from $35.2 million in the first six months of fiscal 1998. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 203% to 42,179 in the first six months of fiscal 1999 from 13,909 in the first six months of fiscal 1998. The increase in transaction processing volume was primarily a result of a significant increase in customer accounts resulting from the substantial advertising expenditures made by us during fiscal 1998 and during the first half of fiscal 1999. Core accounts increased to approximately 428,000 at March 26, 1999 from approximately 306,000 at September 25, 1998. Offsetting the growth in trades per day was a decrease in commissions and clearing fees per trade of 20% to $16 in the first six months of fiscal 1999 from $20 in the first six months of fiscal 1998. We expect our average commission and clearing fees per trade to continue to decrease due to the greater anticipated number of lower revenue Internet equity trades. However, we believe that the rate of decline in average commission will be lower than the rate of decline experienced over the past two years.

     We have arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. Revenues generated by us under these arrangements totaled $10.3 million, or 9% of net revenues for the first half of fiscal 1999, and $4.5 million, or 8% of net revenue for the first half of fiscal 1998. Payment for order flow is a component of the commission and clearing fees revenue line. The majority of these revenues were received from execution agents owned by Knight/Trimark. As of March 26, 1999, we owned approximately 7.1% of the outstanding common stock of Knight/Trimark. We expect payments for order flow to continue to decrease on a per trade basis as a result of competition and regulatory changes.

     Net interest revenue increased 78% to $27.6 million in the first six months of fiscal 1999 from $15.5 million in the first six months of fiscal 1998. This increase was due primarily to an increase of 18% in cash and investments segregated in compliance with federal regulations, an increase of 83% in customer and correspondent broker-dealer receivables partially offset by an increase of 57% in amounts payable to customers and correspondent broker-dealers at the end of the first six months of fiscal 1999 from the end of the first six months of fiscal 1998. We generally expect net interest revenue to grow as our account base grows.

     We had no equity income from investments in the first six months of fiscal 1999, compared to $2.5 million in the first six months of fiscal 1998. The equity income in fiscal 1998 was primarily generated by our ownership in Roundtable, which was reorganized into Knight/Trimark in July 1998. We no longer recognize equity income from this investment.

     Other revenues increased 84% to $4.6 million in the first six months of fiscal 1999 from $2.5 million in the first six months of fiscal 1998 due primarily to an increase in marketing and service fees paid to us by mutual funds as a result of holding more customer mutual funds assets.

     EXPENSES EXCLUDING INTEREST. Employee compensation and benefits expense increased 93% to $28.4 million in the first half of fiscal 1999 from $14.7 million in the first six months of fiscal 1998, due primarily to an increase in full-time employees. Full-time equivalent employees rose 67% from 811 at the end of March 1998 to 1,353 at the end of March 1999. The increase in employees was necessary to accommodate the dramatic growth in trading volume following our advertising campaign in fiscal 1998 and the first half of fiscal 1999. We expect employment expenses to continue to increase in support of the expected increase in customer accounts, assets and trades.

     Commissions and clearance costs increased 74% to $4.0 million in the first half of fiscal 1999 from $2.3 million in the first half of fiscal 1998, due primarily to the 203% increase in transaction volume. This increase was offset by efforts that we have undertaken to reduce execution, clearance, settlement and depository costs with outside entities and the economies of scale associated with these activities.

     Communications expense increased 23% to $8.0 million in the first six months of fiscal 1999 from $6.5 million in the first six months of fiscal 1998, primarily as a result of telephone, quote and market information costs related to the increase in transaction processing volume. Communication expenses are expected to continue to increase at a slower rate than transactions processed, as the low cost of Internet transactions continues to be the predominant communication channel with our customers.

     Occupancy and equipment costs increased 107% to $8.7 million in the first six months of fiscal 1999 from $4.2 million in the first six months of fiscal 1998. This increase was due primarily to the lease of a 132,000 square foot operations center in Bellevue, Nebraska, which started during the third quarter of fiscal 1998, as well as the lease of equipment to accommodate our continued growth.

     Advertising expenses decreased 34% to $22.8 million in the first half of fiscal 1999 from $34.5 million in the first half of fiscal 1998 as we directed more resources to capital investments. We plan to continue to expand our customer base through advertising efforts.

     Other operating expenses increased 123% to $25.4 million in the first half of fiscal 1999 from $11.4 million in the first six months of fiscal 1998, primarily as a result of increased confirmation and statement processing costs associated with the increase in transaction processing volume and increased consulting fees related to technology development. In addition, we incurred $3.1 million in customer execution price adjustments largely caused by system delays and outages in the first quarter of fiscal 1999.

     Income tax expense was $6.7 million in the first six months of fiscal 1999, compared with a tax benefit of $6.3 million in the first six months of fiscal 1998 consistent with the increase in our pretax income. The effective tax rate in the first six months of fiscal 1999 was 36% and benefited from our participation in an economic development tax incentive program offered by the State of Nebraska. We expect to continue to benefit from the State of Nebraska tax incentive program during the remainder of fiscal 1999.

  FISCAL YEARS ENDED SEPTEMBER 25, 1998, SEPTEMBER 26, 1997 AND SEPTEMBER 27,
1996

     NET REVENUES. For the years ended September 25, 1998, September 26, 1997 and September 27, 1996, 63%, 67% and 67%, respectively, of our net revenues were derived from commissions and clearing fees. Commissions and clearing fees totaled $85.6 million in fiscal 1998, compared to $51.9 million in fiscal 1997 and $36.5 million in fiscal 1996. This represents a 135% increase between fiscal 1996 and fiscal 1998. The increase was primarily attributable to an increase in the number of transactions processed as average trades per day increased over 400% between fiscal 1996 and fiscal 1998 in line with the growth in our customer base. Core accounts increased to approximately 306,000 at September 25, 1998 from approximately 98,000 at September 26, 1997 and approximately 52,000 at September 27, 1996. Offsetting the growth in trades per day was a decrease in commissions and clearing fees per trade of 53% between fiscal 1996 and fiscal 1998 from an average of $39 per trade to an average of $19 per trade in 1998.

     We have arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. The revenues generated by us under these arrangements totaled $10.9 million, or 8% of net revenues for the fiscal year ended September 25, 1998; $9.1 million, or 12% of net revenues for the fiscal year ended September 26, 1997; and $8.1 million, or 15% of net revenues for the fiscal year ended September 27, 1996. Payment for order flow is a component of the commission and clearing fees revenue line. The majority of these revenues were received from execution agents owned by Knight/Trimark.

     Net interest revenue increased to $37.4 million in fiscal 1998 from $18.2 million in fiscal 1997 and from $11.5 million in fiscal 1996. This increase was due primarily to an increase of 187% in cash and investments segregated in compliance with federal regulations, an increase of 271% in customer and correspondent broker-dealer receivables partially offset by an increase of 221% in amounts payable to customers and correspondent broker-dealers in fiscal 1998 over fiscal 1996.

     Equity income from investments increased from $3.4 million in fiscal 1996 and fiscal 1997 to $5.1 million in fiscal 1998 primarily due to the greater income generated by Roundtable. In July 1998, Roundtable was reorganized into Knight/Trimark and conducted a public stock offering. We sold a portion of our interest in CSS during fiscal 1998. We own less than 10% of the voting equity of both Roundtable and CSS. As a result of these transactions, we began accounting for our investment in Knight/Trimark as a marketable equity security held available-for-sale and for our investment in CSS on the cost method rather than the equity method. We no longer have any investments accounted for under the equity method and, accordingly, no equity income from investments is currently anticipated for periods after fiscal 1998.

     Other revenues increased to $6.0 million in fiscal 1998 from $3.7 million in fiscal 1997 and $3.0 million in fiscal 1996. The increase was due primarily to an increase in marketing fees and service fees paid to us by mutual funds as a result of holding more customer mutual fund assets.

     EXPENSES EXCLUDING INTEREST. Employee compensation and benefits expense increased to $36.1 million in fiscal 1998 from $19.3 million in fiscal 1997 and $14.0 million in fiscal 1996, due primarily to an increase in full-time equivalent employees. As of September 25, 1998, we employed 985 full-time equivalent employees compared to 412 on September 26, 1997 and 334 on September 27, 1996. The increase in employees was necessary to accommodate the dramatic growth in trading volume following our advertising campaign in early fiscal 1998.

     Commissions and clearance costs increased to $5.8 million in fiscal 1998 from $3.3 million in fiscal 1997 and $2.5 million in fiscal 1996. The 132% increase between fiscal 1996 and fiscal 1998 was due primarily to the 400% increase in transaction processing volume over the same period, offset by efforts that we have undertaken to reduce execution, clearance, settlement and depository costs with outside entities and the economies of scale associated with these activities.

     Communications expense was $12.9 million in fiscal 1998, compared to $5.6 million in fiscal 1997 and $3.7 million in fiscal 1996. The 251% increase between fiscal 1996 and fiscal 1998 was primarily a result of the 400% increase in transaction processing volume between fiscal 1996 and fiscal 1998.

     Occupancy and equipment expense was $10.6 million in fiscal 1998, $5.4 million in fiscal 1997 and $2.9 million in fiscal 1996. This increase was due primarily to the lease of equipment and additional office space. In fiscal 1998, we added 132,000 square feet of additional space; in fiscal 1997, we added approximately 50,000 square feet of additional space.

     Advertising expenses constituted an increasing portion of our operating costs, increasing from $7.5 million (14% of net revenues) in fiscal 1996, to $14.0 million (18% of net revenues) in fiscal 1997 to $43.6 million (32% of net revenues) in fiscal 1998. The increase in advertising expenses in fiscal 1998 was principally related to our efforts to build brand awareness for our Ameritrade brand and was primarily responsible for the significant increase in the number of customer accounts and account assets realized by us during fiscal 1998. Our acquisition cost per new account decreased to $194 in fiscal 1998, from $269 in fiscal 1997 and $502 in fiscal 1996.

     Other expenses increased to $25.4 million in fiscal 1998 from $8.2 million in fiscal 1997 and $5.2 million in fiscal 1996. The increase was primarily a result of increased confirmation and statement processing costs associated with the increase in transaction processing volume and increased consulting services to assist us in operational effectiveness and market research. To a lesser extent, increases in trade errors related to the growth in transactions processed and to customer execution price adjustments largely caused by system outages, particularly in the fourth quarter of fiscal 1998, and increases in the provision for losses related to market volatility experienced in the fourth quarter of fiscal 1998 also contributed to the growth in other expenses.

     Income tax expense was $0.3 million in fiscal 1998, $7.6 million in fiscal 1997 and $7.3 million in fiscal 1996. The effective tax rate dropped from 39% in fiscal 1996 to 35% in fiscal 1997 as a result of our participation in an economic development tax incentive program offered by the State of Nebraska. The effective rate increased to 60% in fiscal 1998 due to the impact of non-deductible goodwill on a relatively small base of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically financed our growth primarily through the use of funds generated from operations. We plan to finance our capital and liquidity needs during fiscal 1999 from our operating cash flows, borrowings under our $75.0 million revolving credit facility and a portion of the proceeds from the offerings.

     OPERATING CASH FLOW. Cash used in operating activities was $37.6 million in the first six months of fiscal 1999, compared to $29.2 million in the first six months of fiscal 1998. The increased use of cash during the first six months of fiscal 1999 was attributable to the substantial increase in customer receivables at the end of the first six months of fiscal 1999. Cash used in operating activities was $35.9 million in fiscal 1998, compared to cash generated from operations of $23.8 million in fiscal 1997 and $20.9 million in fiscal 1996. The increase in cash used during fiscal 1998 was attributable to the substantial increase in advertising expenditures during the fiscal year.

     Cash used in investing activities was $10.1 million in the first six months of fiscal 1999, compared to cash used in investing activities of $0.7 million in the first six months of fiscal 1998. Use of cash in both periods was related to purchases of property and equipment. However, those amounts were offset in fiscal 1998 by the proceeds from cash distributions received from our investment in Knight/Trimark and the sale of an investment. Cash used in investing activities was $4.0 million in fiscal 1998, compared to $3.7 million in fiscal 1997 and $4.7 million in fiscal 1996. Use of cash in fiscal 1998 and fiscal 1997 was primarily related to purchases of property and equipment, offset by cash distributions received from Knight/Trimark and CSS. Use of cash in fiscal 1996 related primarily to purchases of property and equipment and additional investments in Knight/Trimark and CSS, offset by cash distributions received from Knight/ Trimark.

     Cash provided by financing activities was $27.6 million in the first six months of fiscal 1999, compared to $10.0 million in the first six months of fiscal 1998. The cash provided by financing activities in both periods consisted of net proceeds from our revolving credit agreement. Cash provided by financing activities was $10.8 million in fiscal 1998, compared to $17.6 million in fiscal 1997 and to cash used in financing activities of $2.2 million in fiscal 1996. The cash provided by financing activities in fiscal 1998 consisted of proceeds from our revolving credit agreement, offset by payments on the principal of the revolving credit loan. The increase in fiscal 1997 over fiscal 1996 was attributable to the net proceeds of $22.5 million from the initial public offering in March 1997, offset by principal payments on notes payable.

     BANK LOAN AGREEMENTS. We entered into a revolving credit agreement with a bank group on January 16, 1998, as amended on May 24, 1999. The revolving credit agreement permits borrowings up to $75.0 million through June 30, 2000, with permissible borrowings declining $3.125 million quarterly to $68.75 million at maturity on December 31, 2000. The revolving credit agreement is collateralized by the common stock of our subsidiaries, as well as all of our tangible and intangible assets. Borrowings under the revolving credit agreement bear interest at the prime rate less 0.75 percent (7.00% and 7.75% at March 26, 1999 and September 25, 1998, respectively). We pay a maintenance fee of 0.25% of the unused borrowings through the maturity date. We had outstanding indebtedness under the revolving credit agreement of $38.0 million and $11.0 million at March 26, 1999 and September 25, 1998, respectively. The increase in indebtedness during the first six months of fiscal 1999 was due to additional net capital requirements, purchases of property and equipment, and advertising expenses. The revolving credit agreement contains certain restrictions, including restrictions on the payment of cash dividends and additional borrowings, the maintenance of a minimum number of core accounts and a minimum net worth and a requirement to repay all outstanding indebtedness under the facility with the proceeds from some public offerings of common stock.

     Advanced Clearing has various secured credit facilities with financial institutions. These credit facilities are utilized in Advanced Clearing's securities clearing operations. These facilities provide for the issuance of letters of credit by the financial institutions on behalf of, and cash advances to, Advanced Clearing. Advanced Clearing has pledged customer securities as collateral for the related credit, and its obligations under these facilities and the related collateral requirements fluctuate from time to time. As of March 26, 1999, the financial institutions had issued letters of credit in the aggregate amount of $81.0 million and had made cash advances to Advanced
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

Clearing in the aggregate amount of $45.0 million. Advanced Clearing pays a maintenance fee of 0.5% of the committed amount for the letters of credit, and the cash advances bear interest at rates tied to the prevailing broker call rate, which rates ranged from 5.5% to 6.75% as of March 26, 1999.

     CAPITAL EXPENDITURES. We expect to spend between $25.0 million and $35.0 million during fiscal 1999 on hardware and software upgrades to our computer systems to meet anticipated increases in trading volumes. In addition, we anticipate expenditures between $10.0 million and $15.0 million during fiscal 1999 primarily for the purchase of office, computer and operating equipment. Lease commitments for operating equipment and facilities during fiscal 1999 are expected to equal approximately $9.0 million with an aggregate commitment of approximately $50.0 million through fiscal 2018. In addition, we plan to spend approximately $10.0 million on continuing research and development activities during fiscal 1999. We have entered into a two-year agreement with America Online, Inc. ("AOL") that will feature Ameritrade as one of four brokerages on AOL's Personal Finance Channel. The agreement calls for us to pay AOL $12.5 million annually over a two-year term and expires in September 2000. In May 1999, we also entered into an agreement with Yahoo!, Inc. ("Yahoo") that will feature Ameritrade as one of four brokerages on Yahoo's finance Web page. The agreement calls for us to pay Yahoo $8.3 million through its expiration in December 1999.

YEAR 2000

     We rely heavily on computerized information technology ("IT") systems for our business operations. In particular, securities trading information moves to and from our IT system to those operated by stock exchanges, broker-dealers, clearinghouses and other trading partners on a real-time basis with little human intervention. Our business operations are also dependent on a variety of non-IT systems that contain embedded circuitry such as telephone equipment, security and alarm systems, copiers, fax machines, mail room equipment, heating and air conditioning systems and other infrastructure systems. In addition, we have business relationships with a variety of third parties whose ability to interface with our IT systems or otherwise perform their obligations to us depends on these systems and equipment. Some or all of these systems and equipment may be affected by the so-called "Year 2000 problem," which is the potential inability of certain computer programs and embedded circuitry to correctly recognize dates occurring after December 31, 1999. We have adopted a plan to handle this "Year 2000 problem" with respect to our IT, non-IT systems and third party business relationships.

     STATE OF READINESS. We have hired a Year 2000 Project Manager who has assembled a working group that is responsible for our Year 2000 remediation effort. In general, this effort consists of (1) preparing an inventory of IT and non-IT systems and assessing the need for remediation of such systems, (2) determining the status of Year 2000 remediation of third parties with which we have material business relationships, (3) remediation of our IT and non-IT systems and (4) testing. We also have engaged the services of an independent outside consultant group to gauge the status of the Year 2000 project and two additional consultants to provide contract support for this effort. We have completed the inventory and assessment phase of our Year 2000 program. We have been in the process of a planned upgrade of many components of our IT system and as this process is completed, our IT systems are expected to become Year 2000 compliant. We expect the IT systems upgrade and remediation to be completed by July 31, 1999. We have reviewed our non-IT systems, such as telephone systems, which have been identified as necessary to our ability to conduct the operation of our business activities. All non-IT systems have been modified or replaced to be Year 2000 compliant.

     We plan to conduct testing of IT and non-IT systems as remediation work is completed. In particular, the IT systems passed a series of Securities Industry Association-sponsored industry-wide simulation tests of the trading cycle through the millennium. These tests exercised not only our internal IT system, but also key interfaces with third parties in the securities industry.
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Notwithstanding our efforts to anticipate and remediate Year 2000 problems, there can be no assurance that the inventory and assessment will discover all potential Year 2000 problems or that testing will reveal unanticipated material problems with our IT systems and non-IT systems that will need to be resolved.

     We have no control over the remediation efforts of third parties with which we have material business relationships and the failure of certain of these third parties to successfully remediate their Year 2000 issues could have a material adverse effect on us. Accordingly, we have undertaken the process of contacting each material third party. Such parties include, but are not limited to, various brokers-dealers, clearinghouses, stock exchanges and online and Internet services providers. We continue to receive documentation from our third party vendors and partners declaring that their ability to perform their obligations to us is not expected to be materially adversely affected by the Year 2000 problem. We will conduct in-house testing of third party systems where applicable. We will continue to request updated information from these material third parties in order to access their Year 2000 readiness.

     COSTS TO ADDRESS YEAR 2000 COMPLIANCE. Costs associated with Year 2000 compliance consist primarily of salaries of the Year 2000 Project Manager and other staff assigned to the Year 2000 working group, software used to assess our systems, and consulting and contractor fees. Additional costs were incurred in connection with replacing non-IT systems as necessary, polling of third-party readiness and testing. All remediation to our IT system was made as part of scheduled upgrades and, therefore, has not been included in the costs of Year 2000 compliance. Costs associated with our Year 2000 program have been approximately $1.0 million to date and are expected to range between $2.0 million and $3.0 million by the end of the project.

     YEAR 2000 RISKS. Based on currently available information, we do not believe that there will be any protracted systemic failures of the IT or non-IT systems utilized by us in connection with the operation of our business. We believe that the most reasonably likely worst-case scenario will be that there will be a temporary interruption or reduction in trading volume capability due to a combination of interface breakdowns, utilities disruptions or communications degradations. If such an interruption or reduction occurs, it will result in a loss of revenues and, depending on the extent of such disruption, may cause us to lose accounts. We cannot estimate the magnitude of any such loss of revenue at this time, but it could be material.

     CONTINGENCY PLANS. We have compiled a series of contingency plans with respect to Year 2000 issues as part of an overall business continuity/ disaster recovery initiative. In general, these plans provide for the use of manual processes and back-up market sources in order to execute securities trades. Other principal components of our contingency plan include the use of multiple transmission channels with several long distance telephone vendors and on-site diesel generators if telephone service or electricity is interrupted. We expect to make refinements to our contingency plans as additional information regarding Year 2000 strategies become available and as a result of the industry-wide simulation testing described above. There can be no assurance, however, that any contingency plan utilized by us will prevent us from incurring service interruptions and other negative consequences in the event of Year 2000 problems either with our own IT and non-IT systems or with those of third parties having material business relationships with us. See "Risk Factors -- Year 2000 risks may harm our business".

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                                    BUSINESS
OVERVIEW

     We are a leading provider of online discount brokerage services. We provide technology-based brokerage services to retail investors through a variety of mediums, primarily through the Internet. Our services appeal to a broad market of self-directed retail investors who are value conscious. We use our low-cost platform to offer brokerage services to investors at prices that are significantly lower than prices offered by our major competitors. Our goal is to provide the best execution using the best information at the best value.

     We were one of the earliest participants in the growing online brokerage industry, pioneering online trading with the first Internet trade in 1994. Since initiating online trading, we have dramatically increased our number of core discount brokerage accounts, average daily trading volume and total assets in customer accounts, while significantly lowering our pre-advertising operating costs per trade. IDC estimates that our market share of online customer accounts was approximately 6% at March 26, 1999. Based on reports of industry analysts, we believe that our market share of average daily trades executed online was over 8% for the quarter ended March 26, 1999, marking our eighth consecutive quarter of average daily online trade volume market share gains, a record unmatched by any other firm in the online brokerage industry. We expect online brokerage activity to continue to expand, creating opportunities for us to leverage our market position and cost structure for further growth and profitability.

     We operate through four subsidiaries, including Ameritrade, Accutrade, Advanced Clearing and AmeriVest. We serve most of our retail discount brokerage customers through Ameritrade. In 1997, we began to emphasize our Ameritrade brand and focus on positioning ourselves as a major player in the low commission segment of online brokerage. We serve customers who desire a higher degree of personalized service through Accutrade. Ameritrade and Accutrade enable us to target and service retail customers differentiated primarily by price sensitivity and level of personalized service sought. Advanced Clearing provides clearing services to Ameritrade and Accutrade, as well as to independent broker-dealers and other correspondents. AmeriVest provides wholesale discount brokerage services to depository institutions. Additionally, we are developing an Internet-based personal financial management system through our OnMoney subsidiary.

BUSINESS STRATEGY

     Our business strategy is to capitalize on the growth of the online brokerage industry. The key elements of our business strategy are as follows:

     - ESTABLISH AMERITRADE AS THE DOMINANT BRAND IN ONLINE TRADING. We intend to establish Ameritrade as the dominant global brand in the online discount brokerage market. We plan to achieve this goal by providing a compelling value proposition in order to attract and retain online discount brokerage customers as well as through aggressive promotion of the Ameritrade brand name. Since October 1997, we have spent over $66.4 million in advertising and plan to substantially increase the amount we spend on advertising in the future. We also plan to pursue opportunities to strengthen our brand positioning and increase our customer base through strategic acquisitions.

     - FOCUS ON ONLINE DISCOUNT BROKERAGE SERVICES. We plan to maintain our focus on attracting self-directed investors to our online discount brokerage services. Approximately 95% of our net revenues are derived from our retail discount brokerage service. We believe that this focus promotes efficiencies and capitalizes on projected growth in the industry. IDC reports that the number of online brokerage accounts at the end of 1998 was approximately 6.4 million with the number projected to reach approximately 25 million by the end of 2002.

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

     - EXPAND OUR CAPACITY AND INFRASTRUCTURE TO MEET EXPECTED INCREASES IN TRADING VOLUME. We continually enhance our systems to provide timely and reliable service to our customers. We plan to make substantial investments in technology and infrastructure over the next 18 months to meet expected increases in trading volume. We also are expanding our management team, adding support personnel and opening additional customer service and technology centers to support our growth.

     - CONTINUE TO OFFER INNOVATIVE TECHNOLOGIES AND SERVICE ENHANCEMENTS TO OUR CUSTOMERS. We seek to provide our customers with the most advanced technology and service available. During fiscal 1998, we released "Darwin(TM) : Survival of the Fittest" ("Darwin"), the first interactive CD-ROM-based options trading simulator. We recently reached an agreement with MicroStrategy Incorporated to develop a comprehensive suite of financial service offerings, including personalized investor information available by cellular telephone, pager or e-mail. In addition, we intend to further develop our data gathering and tracking system to enable us to determine the needs of our various customer segments and tailor our services to their individual needs.

     - BE THE LOWEST COST PROVIDER OF QUALITY SERVICES. As the volume of online trading further expands and our online trading volume increases, we intend to continue to lower our operating costs per trade by creating economies of scale, using proprietary systems and automation and locating our operations in low-cost geographical areas. Over the last six quarters, we have reduced our pre-advertising operating expenses per trade by over 46% to $12.51 during the quarter ended March 26, 1999.

     - EXPAND OUR ACCESS TO INTERNATIONAL CUSTOMERS. We plan to increase our customer base and build brand awareness by selectively forming strategic alliances with international financial services leaders. We recently formed alliances with Deutsche Bank in Germany and Cortal, a subsidiary of Banque Paribas, in France, which will provide their substantial customer bases the ability to trade on the United States markets through Ameritrade. In addition, we have recently signed non-disclosure agreements with well-established large financial institutions in Europe and Japan to explore the possibility of extending the Ameritrade brand name and operations to those markets.

ONLINE DISCOUNT BROKERAGE INDUSTRY OVERVIEW

     The online discount brokerage industry in which we compete has grown rapidly in the past few years. A number of factors have contributed to this growth, including:

     - the enduring strength and recent growth of the United States equity markets, with equity market capitalization in the United States doubling in the past five years to over $15 trillion;

     - increased accessibility to and affordability of brokerage services made possible by rapid advances in communications and processing technology and by increased competition among brokerage companies;

     - increased consumer acceptance of and confidence in the Internet as a reliable, secure and cost-effective medium for financial transactions;

     - the availability of financial information online, including research, real-time quotes, charts, news and company information;

     - the appeal of online trading to investors based on lower prices, greater range of investment alternatives and greater control over investment decisions; and

     - growth in financial assets held by individual investors.

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     Internet penetration continues to rapidly increase. IDC estimates that there were 62.8 million Internet users in the United States at the end of 1998, growing from 38.9 million at the end of 1997. The Internet enables investors to identify, analyze and transact investments at far lower costs than previously possible.

     These factors have contributed to the tremendous growth of online brokers. IDC estimates that online brokerage average daily trading volume more than tripled during the two year period of 1997 and 1998 to more than 300,000 trades per day. Over that same time period, the number of online brokerage accounts grew from approximately 1.5 million to approximately 6.4 million. Overall, IDC predicts exceptionally strong growth in all key industry metrics for the foreseeable future.

     International markets also present significant opportunities for online brokers. While Web usage in Europe trails United States rates, IDC predicts that Web penetration will grow faster in Europe and Asia in the next several years than in the United States. Correspondingly, Internet commerce in Europe and Asia is expected to substantially increase over the next several years.

AMERITRADE

     Ameritrade is a leading full-service provider of low-cost, high-value online discount brokerage services to the rapidly expanding population of self-directed investors in the United States and abroad. Ameritrade was formed in 1997 through the consolidation of the accounts of Ceres Securities, Inc., K. Aufhauser & Co. and the eBroker division of All American Brokers, Inc. In October 1997, we launched a major advertising campaign to introduce our revolutionary "8 bucks a trade" campaign and began emphasizing our Ameritrade brand as the major player in the low commission segment of online brokerage. The campaign succeeded in building brand awareness, helping us to open 225,000 new accounts and add a net $4.1 billion to assets in customer accounts during fiscal 1998. Since the campaign's introduction, the number of trades per day has grown at a 312% compound annual growth rate. We intend to continue an advertising and marketing program in the future to establish Ameritrade as the dominant brand in online trading.

  OUR PRODUCTS AND SERVICES

     Ameritrade is focused on being the best provider of online discount brokerage services. Our goal is to "bring Wall Street to Main Street". The products and services we offer reflect this goal. Our products include:

- COMMON AND PREFERRED STOCK. Customers can purchase common and preferred stocks and American depository receipts traded on any United States exchange or quotation system. Fees for equity trades begin at $8.00 per trade regardless of the number of shares bought or sold. Additional value-added services such as limit-orders are offered at higher rates.

- MUTUAL FUNDS. Customers can compare and select from a portfolio of over 7,800 mutual funds from over 400 fund families. Customers can also easily exchange funds within the same family. Fees for mutual fund trades begin at $18.00 per trade.

- OPTION TRADES. We offer a full range of option trades, including spreads, straddles and buy/writes. To help navigate the complex landscape of option trading, we provide the proprietary educational tool, Darwin, which is designed to help our customers become comfortable with the options market. Fees for option trades begin at $29.00 per trade.

- TREASURY, CORPORATE AND MUNICIPAL BONDS. We offer our customers access to the secondary bond market via our skilled telephone brokers. Bond trades begin at $40.00 per trade.

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     Our services accessible through our Web site, and other mediums, include:

- a broad range of third party research reports and investment news tailored to meet customer's specifications provided by CBS MarketWatch, Morningstar, The Motley Fool and Zacks Investment Research, among others;

- real-time stock quotes;

- trade entry screens on our Web site that allow our customers to select the level of complexity that they desire in placing their trade orders. Additionally, online help wizards guide investors through the process of executing limit orders for both equities and options;

- convenient access for our customers via strategically placed links at leading Web portals such as America Online and Yahoo!;

- educational programs to assist our customers such as Darwin and Stockpile. Darwin is an options trading simulator that includes a comprehensive option tutorial designed to allow investors to learn basic and advanced option trading strategies, to trade fictional equities and options, to formulate investment strategies, to track performance and to compete against other players. Stockpile is a tutorial that instructs the customer how to invest online. Stockpile is intended to raise the level of comfort and sophistication of our customers prior to their first online trade; and

- an expanding base of customer service representatives, trained to answer questions knowledgeably and courteously.

     In addition, we recently entered into a two-year alliance with MicroStrategy Incorporated, which will allow subscribing customers to receive highly personalized news and market-related data via cellular telephone, pager and e-mail.

     We intend to continue to expand our products and services to meet customer demand and to provide the best value in the industry.

  OUR CUSTOMERS

     Our customers primarily are self-directed investors, many of whom use the Internet to manage their personal finances. Customer accounts include cash accounts, margin accounts and retirement accounts and may be opened with a minimum $2,000 investment. Our customers range in experience from first-time traders to sophisticated investors. Our initial customer base was comprised of individuals who tended to be experienced, active investors seeking more control over their portfolios while reducing their transaction costs. Our continual technology infrastructure enhancements and broadening brokerage product and service offerings have proven to be attractive to this growing base of Internet investors. Since we introduced our $8 commission price point and our extensive branding campaign, we also have attracted many new customers who initially are less experienced but who are interested in becoming market participants and who are attracted to our low commissions and our easy access to the market. In addition, a substantial number of our customers have migrated from full-service brokers. As Internet penetration rates continue to climb and self-directed investment proliferates, we expect to attract significantly more of these customers.

  OUR DISTRIBUTION METHODS

     We provide our customers with an array of mediums with which to access our products and services.

- INTERNET. Customers are attracted to the ease, convenience and value of stock trading via the Internet. For the quarter ended March 26, 1999, 78% of our customer transactions were

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  executed through the Internet, located at www.ameritrade.com. Commissions on
  Internet equity market orders are $8 per transaction.

- TOUCH-TONE TELEPHONE. Users may transact their trades through an automated, toll-free touch-tone telephone system. Many customers rely on this medium for trading while away from their computers. Commissions on touch-tone equity market orders are $12 per transaction.

- REGISTERED REPRESENTATIVES. Customers may gain assistance and make trades through registered representatives at a toll-free telephone number. Commissions on broker-assisted equity market orders are $18 per transaction.

There is a $5 additional fee for executed limit orders through all channels.

ACCUTRADE

     Accutrade provides value-added discount brokerage services to investors who desire a higher degree of personalized customer service. Accutrade permits customers to access its services through the Internet, automated touch-tone telephone and facsimile, and through registered representatives. Accutrade customers can trade in common and preferred stocks, mutual funds, options, corporate and municipal bonds, treasury obligations, foreign securities and certificates of deposit. Accutrade also offers a wide range of third-party research services to assist its customers in meeting their investment objectives. Accutrade pioneered trading by touch-tone telephone in 1988.

     Accutrade introduced a software package known as Accutrade for Windows in March 1996 to provide investors with an online investing system and the ability to manage their financial assets. Customers using Accutrade for Windows may place orders for stocks, mutual funds, options and corporate bonds. Customers also can review their balances, positions, transaction history, order status and obtain quotes. One of the advanced features of Accutrade for Windows is the ability to make program investments. This feature permits customers to create conditions under which orders will be placed and then to have their personal computer monitor the market to automatically place the order. Customers can also design baskets of stocks to track and trade. In October 1997, Accutrade for Windows was named a finalist by PC Computing magazine in its annual Most Valuable Product competition.

     In addition to its trading department, which is staffed by registered representatives, Accutrade provides personalized customer service for both technical and brokerage needs. Customer service representatives respond to inquiries about the services offered by Accutrade, including securities transactions and other account activity. We believe that our customer service representatives provide superior service and assist in maintaining long-term customer relationships.

     Accutrade charges a commission of $29.95 for equity orders of up to 1,000 shares placed over the Internet and requires a minimum of $5,000 to open an account.

ADVANCED CLEARING

     We provide clearing and execution services to correspondents, including our discount brokerage businesses and independent broker-dealers, depository institutions, registered investment advisors and financial planners, through our subsidiary, Advanced Clearing. Clearing services include the confirmation, receipt, settlement, delivery and record-keeping functions involved in the processing of securities transactions. The clearing function involves a sharing of responsibilities between the clearing broker and the introducing broker. Advanced Clearing's correspondents, as introducing brokers, are responsible for all customer contact, including opening customer accounts, responding to customer inquiries and placing customer orders with

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the clearing broker. As a clearing broker, Advanced Clearing provides the following back office functions:

- maintaining customer accounts;

- extending credit in a margin account to the customer;

- settling security transactions with clearing houses such as the Depository Trust Company and the National Securities Clearing Corporation;

- settling commissions and clearing fees;

- preparing customer trade confirmations and statements;

- performing designated cashiering functions, including the delivery and receipt of funds and securities to or from the customer;

- possession, control and safeguarding funds and securities in customer accounts;

- transmitting tax accounting information to the customer and to the applicable tax authorities; and

- forwarding prospectuses, proxies and other shareholder information to customers.

     We make loans to customers collateralized by customer securities. Margin lending by us is subject to the margin rules of the Federal Reserve, NASD margin requirements and our internal policies, which are more stringent than the Federal Reserve and NASD requirements. By permitting customers to purchase on margin, we take the risk of a market decline that could reduce the value of the collateral held by us to below the customers' indebtedness before the collateral can be sold. Under applicable securities laws and regulations, in the event of a decline in the market value of the securities in a margin account, we are obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25 percent of the value of the securities in the account. Our current internal requirement, however, is that the customer's equity not fall below 30 percent of the value of the securities in the account. If it does, the customer will be required to increase the account's equity to 35 percent of the value of the securities in the account. These requirements can be, and often are, raised as we deem necessary for certain accounts, groups of accounts, securities, or groups of securities.

AMERIVEST

     AmeriVest is a wholesale provider of discount brokerage services to depository institutions, including banks, savings and loans and credit unions. AmeriVest provides these institutions a means of providing online discount brokerage services to their retail customers without the need for the institutions themselves to register as broker-dealers to provide these services.

ONMONEY

     OnMoney is developing an Internet-based financial management system for individual investors. OnMoney will provide its customers with a consolidated financial statement showing all of their accounts with various financial institutions, including banks, securities brokers, mutual funds, insurance and mortgage brokers. OnMoney customers also will receive free information, including news, market research and stock quotes. OnMoney expects to offer its services to the public in the fall of 1999.

ADVERTISING AND MARKETING ALLIANCES

     We intend to increase our market share through an extensive advertising program primarily consisting of online advertising, television, print, direct mail and our own Web sites. In October
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1997, we launched a national marketing campaign to promote the Ameritrade brand name and our new $8 price point. Since that date, we have invested over $66.4 million in advertising programs designed to bring greater brand recognition to our services. During this period, our core discount brokerage accounts have increased over 330% from approximately 98,000 accounts at September 26, 1997 to approximately 428,000 accounts at March 26, 1999. As a result of this success, we intend to significantly increase our investment in advertising over the next several quarters. From time to time, we may choose to increase our advertising to target specific groups of investors or to decrease advertising in response to market conditions.

     Our marketing program focuses on advertising our online discount brokerage services as a less expensive and more efficient way of executing transactions, building awareness of our brand and selling the full range of our services. Our target market includes individual investors who want to manage some or all of their funds directly in a cost-effective manner. We believe that this represents a very broad and growing segment of the U.S. population.

     Online advertising is conducted through many Web sites, including our relationships with America Online, as well as popular Web sites such as Yahoo!. Our two-year contract with AOL makes us one of only four online brokerage firms with exclusive access to AOL's customer base. Similarly, we are one of the four online brokerage firms featured on Yahoo!'s finance Web page. We advertise regularly on CNBC and other major television networks. We also place print advertisements in a broad range of business publications, including The Wall Street Journal, Barron's and Investor's Business Daily, and use direct mail advertising.

     To monitor the success of our various marketing efforts, we have installed a sophisticated data gathering and tracking system. This system allows us to determine the type of advertising that best appeals to our target market so that we can invest future dollars in these programs and obtain a greater yield from our marketing dollars. Additionally, through the use of our database tools, we are working to more efficiently determine the needs of our various customer segments and tailor our services to their individual needs. We intend to utilize this system to strengthen and deepen the relationships with our customers and support marketing campaigns to attract new customers.

     At our Web sites, prospective customers are able to obtain detailed information on our services, use an interactive demonstration system, request additional information and obtain an account application online. We may capitalize on the traffic to our Web sites by selling advertising to third parties who are interested in targeting our broad customer base.

     We pursue public relations opportunities to build brand awareness. This campaign includes appearances by our executives on CNN, CNBC and various television networks, in addition to profiles in Business Week, The Wall Street Journal, and Kiplinger's. We also participate on a regular basis at industry conferences and events.

     All of our communications with the public are regulated by the NASD.

TECHNOLOGY AND INFORMATION SYSTEMS

     Technology is at the core of our business and is critical to our goal of providing the best execution at the best value to our customers. Online trading requires reliable, scalable systems that can handle complex financial transactions for our customers with speed and accuracy. We maintain sophisticated and proprietary technology that automates traditionally labor-intensive securities transactions. Our ability to effectively leverage and adopt new technology to improve our services is a key component to our success.

     We combine our sophisticated systems with premier technology personnel. In March 1999, we hired key executives with extensive technology backgrounds to strengthen our technology capabilities. Our internal staff of programmers, developers and operators provide critical support to our technology platform. In addition, our quality control analysts, Web site developers,
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

technical writers and design specialists help ensure that our systems are easy to use, dependable and reflect the most current enhancements and features. We currently employ approximately 150 employees in our technology department and expect to double our technology staff over the next year. We supplement our internal staff with consultants and contract programmers to strengthen our capabilities in specialized technology disciplines.

     We continue to make significant investments in technology and information systems. Since, March, 1999 we have spent over $20 million to increase capacity and improve reliability. In that time, we have more than doubled our daily trade and Web capacity and increased our back office systems capacity by 70%. By October of this year, we intend to increase our system-wide capacity by an additional 300-400% to accommodate growth in our business. We also are upgrading our systems and adding personnel to ensure the highest level of reliability for our customers. Later this year, we will begin operating a second data center that will be a complete duplicate of our primary data center. We will be able to run our business from this second site, should our primary site fail, without any service interruptions. To provide for system continuity during potential power outages, we also have equipped our computer facilities with uninterruptible power supply units, as well as back-up generators.

     In general, technology impacts our business on three levels:

- front-end applications are focused on customer contact with us and ability to place trades through our system;

- middleware technology handles the routing and processing of customer orders;
  and

- back office systems facilitate our interaction with third parties such as clearinghouses, stock exchanges, execution agents and quote providers.

  FRONT-END APPLICATIONS

     Each customer interacts with our technology through various delivery channels, with the primary channel being the Internet. We are currently improving the speed and capacity of our Web site to ensure reliability as we continue to grow. We believe that the Internet component of our technology and information system has been a key contributor to our growth to date, and will remain an important aspect of our growth in the future.

     We recognize that privacy in transmitting confidential information over public networks such as the Internet is critical to our operations. To this end, we have invested in both proprietary and industry standard security measures to protect the integrity of our customers' personal information and account data. Customers are assigned unique account numbers and personal identification numbers that must be used each time they log on to our system. We use encryption technology to provide the security and authentication necessary to ensure the confidential exchange of information between our customers and our system.

  MIDDLEWARE

     Our middleware is the technology that transfers and processes information between the customer and the trading system. The middleware unifies the front-end applications and multiple interfaces, supports different computer languages, hardware platforms and protocols, and establishes the interface between our back office system and the customers who execute transactions. We are investing extensively in the development of our middleware to increase the speed and reliability with which we can communicate with our customers. We have successfully implemented Tuxedo, which is a high-end middleware package. Tuxedo, coupled with our proprietary trading applications, allows us to handle hundreds of thousands of transactions and execute them quickly and accurately.

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

  BACK OFFICE SYSTEM

     Our back office systems include customer service work stations, order entry systems, transaction summaries, data feeds for compliance and risk management, execution reports, margin calculations, reconciliation of accounts and trade confirmations. Our back office systems also contain our customer profile data base functions and provide other support to Advanced Clearing. Our back office system currently runs in a batch environment. We are exploring converting our back office systems to a real-time environment.

CUSTOMER SERVICE

     We strive to optimize the level of customer service provided to our clients by:

- expanding our use of technology to provide automated responses to the most typical inquiries generated in the course of customers' securities trading and related activities,

- ensuring prompt response to customer service calls through adequate staffing with properly trained and motivated personnel in our customer service departments, and

- tailoring customer service to the particular expectations of the clients of each of our brokerage businesses.

  ACCESS TO CUSTOMER SERVICE

     We provide customer service support through a variety of access points, including Web sites, e-mail, electronic bulletin boards and customer service representatives.

- Web sites. Web sites provide basic information on how to use our services. We are in the process of redesigning our Web site to make it even more user-friendly.

- E-mail. Customers are encouraged to use e-mail for matters that are not time sensitive. Our operating standards require a response within 24 hours of receipt of the e-mail for such matters; however, we strive to respond within 60 minutes of the original message.

- Electronic bulletin boards. We maintain electronic bulletin boards where existing and prospective customers can ask questions and exchange information about our services.

- Customer service representatives. For customers who choose to call or whose inquiries necessitate calling one of our customer service representatives, we provide a toll-free number that connects to advanced call handling systems. These systems provide automated answering, directing of calls to the proper department, information about current wait times and the capability to exit the voice queue to leave a voice message for later response or to transfer to an automated system. Our systems also will allow linkage between caller identification and the customer database to give the customer service representative immediate access to the customer's account data at the time the call is received. We are currently implementing technology that will increase call handling efficiency and enhance the customers' experience when calling for service, particularly during periods of heavy market activity.

  SERVICE AND TRAINING STANDARDS

     Many of our customers' inquiries require handling by customer service representatives. We provide our customers access to customer service representatives via toll-free numbers 24 hours per day during the business week. We strive to provide the best customer service in the industry as measured by
(1) speed of response time on telephone calls, (2) turnaround time on resolving customer inquiries and (3) customer satisfaction with the account relationship. We develop hiring plans that reflect growth projections to ensure that adequate personnel are hired and trained in advance of customer needs. As of May 31, 1999, we employed over 750 full-time equivalent employees assigned to handle customer service calls in our discount brokerage businesses. We also are building a customer service operations center in Fort Worth, Texas, to supplement our experienced customer service staff in Omaha, Nebraska.

     Customer service representatives receive training in brokerage operations, our policies and procedures and basic telephone and clerical skills to ensure quality and accuracy. Each new representative is monitored closely by a lead representative, who is supervised by experienced operations managers. All telephone calls are recorded for purposes of training and supervision and to assist in the resolution of customer disputes. Hours of service vary by operating unit, with all businesses offering availability at least one hour before and after market hours.

     We monitor the speed of answering telephone calls from our customers. We also seek to monitor the level of overall customer satisfaction through use of customer response cards sent with trade confirmations and through periodic surveys. Written comments, e-mails and electronic postings by customers are regularly reviewed by our senior officers. It is our policy to respond to all customer questions, comments or complaints, regardless of the manner received.

INTERNATIONAL EXPANSION

     We are exploring opportunities to expand our market share and brand awareness abroad through various arrangements, including joint ventures with local financial service providers and other strategic alliances. We currently have alliances with Deutsche Bank in Germany and Cortal, a subsidiary of Banque Paribas, in France. These alliances will provide their substantial customer bases the ability to trade on the United States markets through Ameritrade. Trades are settled in United States dollars. We are compensated through fee arrangements with both partners based on trades made by their customers. We also plan to offer our customers the ability to trade on the European markets through our partners' systems. We intend to evaluate additional opportunities in Europe, Japan and other Pacific Rim countries, either directly or through joint ventures, to offer brokerage services to local customers. We have recently signed non-disclosure agreements with well-established large financial institutions in Europe and Japan to explore the possibility of extending the Ameritrade brand name and operations to those markets.

COMPETITION

     We believe that the principal determinants of success in the discount brokerage market are brand recognition, size of customer base, technology infrastructure and access to financial and managerial resources. We also believe that the principal factors considered by customers in choosing a discount broker are price, customer service, quality of trade execution, delivery platform capabilities, convenience and ease of use, breadth of services and innovation. Based on our experience, focus group research and the success we have enjoyed to date, we believe that we presently compete successfully in each of these categories.

     The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving and intensely competitive. We have seen a dramatic increase in competition during 1998 and 1999 and expect this competitive environment to continue in the future. We encounter direct competition from numerous other discount brokerage firms, many of which provide online brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., TD Waterhouse Securities, Inc., E*TRADE Securities, Inc., DLJdirect, a division of Donaldson, Lufkin & Jenrette, Inc., Discover Brokerage Direct, Inc., an affiliate of Morgan Stanley Dean Witter & Co., and Datek Online Brokerage Services Corp. We also encounter competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide or have announced that they intend to provide online brokerage services. For example, Merrill Lynch & Co. recently announced that it intends to offer online brokerage services beginning in December 1999.

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

INVESTMENTS

     Our investments consist primarily of our ownership of unregistered shares representing an approximately 7.1% interest in Knight/Trimark, a publicly held company that is a leading market maker in Nasdaq securities as well as the over-the-counter market in other securities. Knight/ Trimark is the successor company to Roundtable, in which we had a minority interest. Knight/ Trimark became a public company in 1998 and trades on The Nasdaq National Market under the symbol "NITE." J. Joe Ricketts, our Chairman and Co-Chief Executive Officer, and Gene L. Finn, one of our directors, are on the board of directors of Knight/Trimark. We derive significant revenues from Knight/Trimark in exchange for routing trade orders to them for execution. See "Risk Factors -- Changes in payments for routing our customers' orders could adversely affect our business".

     We also have investments in CSS, a software development firm for the brokerage industry, and Adirondack Trading Partners, L.L.C., a development-stage company formed to trade listed equity and index options.

REGULATION

     The securities industry is subject to extensive regulation under federal and state law as well as under the rules and regulations of self-regulatory organizations such as the NASD and national stock exchanges. In general, broker-dealers are required to register with the SEC and to be members of the NASD. As such, we are subject to the requirements of the Securities Exchange Act of 1934 and the rules promulgated thereunder relating to broker-dealers and to the Rules of Fair Practice of the NASD. Such regulations establish, among other things, minimum net capital requirements for us and our operating subsidiaries. We are also subject to regulation under various state laws in all 50 states and the District of Columbia, including registration requirements.

     In its capacity as a securities clearing firm, Advanced Clearing is a member of the National Securities Clearing Corporation, the Depository Trust Company and The Options Clearing Corporation, each of which is registered as a clearing agency with the SEC. As a member of these clearing agencies, Advanced Clearing is required to comply with the rules of such clearing agencies, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions.

     Margin lending activities are subject to limitations imposed by the Federal Reserve and the NASD. In general, these regulations provide that in the event of a decline in the value of securities collateralizing a margin account, we are required to obtain additional collateral from the borrower. See "-- Advanced Clearing".

INTELLECTUAL PROPERTY RIGHTS

     Our success and ability to compete are dependent to a significant degree on our intellectual property, which includes our proprietary technology, trade identity and customer base. We rely on all modes of intellectual property protection to protect our intellectual property, including copyright, trade secret, trademark, domain name, and patent and contract law. We have several registered and unregistered tradenames, various registered and unregistered copyrights, domain name registrations, a filed patent application, and licenses and other technology agreements with third parties. The source and object code for our proprietary software is protected under all applicable modes of intellectual property protection. In addition, it is our policy to enter into confidentiality, intellectual property ownership and/or noncompetition agreements with our associates, independent contractors and business partners, and to generally control access to and distribution of our intellectual property.

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

EMPLOYEES

     As of May 31, 1999, we employed approximately 1,600 full-time equivalent employees, of which approximately 350 were registered representatives. The number of employees has grown from the 412 full-time equivalent employees as of the end of fiscal 1997 in response to the growth in the number of accounts and transaction volume we have experienced. None of our employees are covered under a collective bargaining agreement. We believe that our relations with our employees are good.

     Our employment assessment process is a critical factor in identifying candidates whose abilities and potential create the opportunity to be a successful associate with us. The assessment process includes an in-person interview, a work-related behavioral trait profile, a cognitive reasoning assessment test and a data entry "keyboarding" or computer skills test when appropriate. We believe based on our experience to date that our employment assessment process has a positive impact on our success.

PROPERTIES

     Our headquarters are located in Omaha, Nebraska, and occupy approximately 74,000 square feet of leased space. The existing lease expires in April 2019. During the third quarter of fiscal 1998, we began to lease an additional facility in Bellevue, Nebraska, with approximately 132,000 square feet. This facility is used as an operations center for Ameritrade. The Bellevue lease expires in January 2008. We also lease four other locations in Omaha totaling over 50,000 square feet. The leases on these properties expire from November 2001 through July 2006. In addition, we have leased space in White Plains, New York, and New York City totaling approximately 25,000 square feet. The leases on these properties expire from November 1999 through August 2001. We recently began leasing space in Ft. Worth, Texas for a second operations center for Ameritrade. We currently lease over 65,000 square feet and will soon occupy additional space, bringing the total Ft. Worth square footage to over 185,000. The leases in Ft. Worth expire between March 2000 and December 2014. We also have recently subleased 8,000 square feet of office space in Baltimore, Maryland to be used as a technology development center. The Baltimore facility lease expires on December 31, 1999.

LEGAL PROCEEDINGS

     On September 16, 1998, a putative class action complaint was filed in the District Court, Douglas County, Nebraska, regarding our alleged inability to handle the volume of subscribers to our Internet brokerage services. The complaint seeks injunctive relief enjoining alleged deceptive, fraudulent and misleading practices, equitable relief compelling us to increase capacity, and unspecified compensatory damages. We believe that we have viable defenses to the allegations raised in the complaint and intend to assert them vigorously. However, because this proceeding is at a preliminary phase and the amount of damages sought has not been quantified, we cannot predict the ultimate outcome of this matter or its effect on our business.

     On October 13, 1997, Advanced Clearing received from the Director of Arbitration of the NASD an arbitration claim filed by Slavic Investment Corporation , a former correspondent broker, and Slavic Mutual Funds Management Corporation, a related company, regarding breach of contract. The damages sought include approximately $9.3 million in compensatory damages, and five times that amount in punitive damages. We have completed a portion of the arbitration hearings with additional hearings scheduled for this fall. We believe that this litigation is frivolous and that we have viable defenses to the issues raised in the arbitration, and we intend to assert them vigorously. However, if the damages sought are ultimately assessed against us, it could have a material adverse effect on our business, financial condition and results of operations.

     We also are parties to a number of other legal matters arising in the ordinary course of our business. In our opinion, we have adequate legal defenses to each of these actions and do not believe that any such matters, either individually or in the aggregate, will materially affect our business, financial condition or results of operations.
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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

                                    AGE                           POSITION
                                    ---                           --------
J. Joe Ricketts...................  57     Chairman, Co-Chief Executive Officer and Director
Thomas K. Lewis, Jr. .............  46     Co-Chief Executive Officer
Robert T. Slezak..................  41     Vice President, Chief Financial Officer, Treasurer and
                                             Director
Jack R. McDonnell.................  45     Chief Executive Officer of Ameritrade
Kurt D. Halvorson.................  36     President of Advanced Clearing
J. Peter Ricketts.................  34     President of Accutrade, Secretary of Holding
James M. Ditmore..................  38     Chief Information Officer
David D. Jones....................  37     Vice President, Human Resources
Michael J. Anderson...............  42     President of Ameritrade
Susan M. Hohman...................  56     Vice President, Infrastructure and Facilities
Joseph A. Konen...................  51     Chief Executive Officer, OnMoney and Director
Gene L. Finn......................  66     Director
David W. Garrison.................  43     Director
Thomas Y. Hartley.................  65     Director
Charles L. Marinaccio.............  65     Director
Mark L. Mitchell..................  38     Director
John W. Ward......................  56     Director

     J. JOE RICKETTS, has served as a director and as Chairman and Chief Executive Officer of Holding since 1981. He has served as Co-Chief Executive Officer of Holding since February 1999. In 1975, Mr. Ricketts became associated with Holding and served as a director, officer and stockholder. By 1981, Mr. Ricketts acquired majority control of Holding. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a director of Knight/Trimark, CSS Management, Inc. and Net.B@nk, Inc. Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts is a member of the Board of Trustees for Father Flanagan's Boys' Homes (Boys Town) and serves on the Board of Directors of Creighton University. Mr. Ricketts received his B.A. in economics from Creighton University.

     THOMAS K. LEWIS, JR., has served as Co-Chief Executive Officer of Holding since February 1999. From May 1998 to October 1998, Mr. Lewis served as President of TenFold Insurance Group, a systems integration and consulting division of TenFold Corporation, where he was responsible for all business operations, including marketing, sales, consulting, applications development, business development and administration. From November 1993 to May 1998, Mr. Lewis served as Chief Information Officer of USF&G, Inc., an insurance company. From 1989 to 1993, Mr. Lewis was a co-founder of Seer Technologies, Inc., a global technology consulting practice, and managed the company's rapid expansion in Europe, the Middle East and Africa. From 1987 to 1989, he served as Senior Vice President, Strategic Information Systems for American Express Corporation, a financial service provider, and, from 1984 to 1987, spearheaded an effort to rebuild all of the securities trading and settlement systems while serving as Vice President, Systems Development and Support for Credit Suisse First Boston, an investment banking firm. From 1982 to 1984, Mr. Lewis was head of technology for the Executive Office of the President of the United States, and was recognized with the highest award given for such service, The Distinguished Service Award of the Office of Administration. Mr. Lewis is a technology advisor for the National Federation of the Blind. He has a B.S. in business administration and a M.S. in computer science from the University of New Haven in Connecticut.

     ROBERT T. SLEZAK, has served as Vice President, Chief Financial Office and Treasurer of Holding since January 1989 and has served as a director since October 1996. Mr. Slezak joined Holding in March 1987 and served as Operations Manager at Advanced Clearing until January 1989. Prior to that time, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons, Inc., an international construction and mining company, from August 1985 to March 1987. From January 1980 to August 1985, Mr. Slezak was on the audit staff of Deloitte & Touche LLP, an accounting firm. Mr. Slezak served as a member of the District Committee for District 4 of the NASD from 1990 to 1992 and as a member of its Nominating Committee from 1993 to 1994. Mr. Slezak serves on the Dean's Advisory Council for the Creighton University College of Business Administration. Mr. Slezak is a Certified Public Accountant. He holds a B.S. in business from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

     JACK R. MCDONNELL, has served as Chief Executive Officer of Ameritrade since March 1999. From March 1995 to December 1998, he served in a variety of positions with First Data Corporation, the largest credit card processing company in the United States. Most recently, he was Managing Director of Client Development, Card Services Group, where he was responsible for all domestic bankcard and private label client relationships. From 1989 to 1995, Mr. McDonnell served as Executive Vice President and Chief Operating Officer of FirsTier Financial, Inc. of Omaha, a regional banking firm. Mr. McDonnell currently serves as chairman of Children's Memorial Hospital and is a member of the board and past chairman of the Junior Achievement of the Midlands. Mr. McDonnell is a Certified Public Accountant and has a B.A. in accounting from St. Ambrose University.

     KURT D. HALVORSON, has served as President of Advanced Clearing since April 1997. Mr. Halvorson served as Vice President and General Manager of Advanced Clearing from April 1996 to March 1997. Mr. Halvorson served as Vice President and Controller of Advanced Clearing from October 1992 to March 1996 and as Controller of Advanced Clearing from September 1987 to October 1992. Mr. Halvorson was on the audit staff of Deloitte & Touche LLP, an accounting firm, from 1984 to September 1987. Mr. Halvorson is a Certified Public Accountant. Mr. Halvorson received a B.S. in business from the University of Nebraska.

     J. PETER RICKETTS, has served as Secretary of Holding since November 1996 and as President/General Manager of Accutrade since October 1997. From August 1996 to October 1997, Mr. Ricketts served as Director of Corporate Development of Holding. From April 1995 to August 1996, Mr. Ricketts served as Project Director for Accutrade. From January 1994 to March 1995, Mr. Ricketts served in various management capacities, including as President, of Ameritrade. Mr. Ricketts was a customer service representative for Accutrade from December 1993 to May 1994. Mr. Ricketts worked as Manager, Business Development, for Woodward Clyde Consultants, an environmental consulting firm, from October 1992 to September 1993. Mr. Ricketts served as Account Representative for Union Pacific Railroad from July 1991 to September 1992. Mr. Ricketts holds a B.A. in biology and an M.B.A. from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts.

     JAMES M. DITMORE, has served as Chief Information Officer for Holding since March 1999. From December 1998 to March 1999, Mr. Ditmore served as Vice President of Systems Development for Bell Atlantic Corporation, a regional Bell operating company, where he was in charge of wholesale systems. From May 1998 to December 1998, he served as Chief Technology Officer of TenFold Insurance Systems Group, a systems integration and consulting division of TenFold Corporation. From August 1995 to May 1998, Mr. Ditmore served as Vice President of Enterprise Technology and Architecture for USF&G, Inc., an insurance company. From August 1991 to August 1995, he served as Director of Enterprise Architecture and Development Services for MCI Worldcom, Inc. Mr. Ditmore has a B.S. in math and science from the College of William & Mary.

     DAVID D. JONES, has served as Vice President of Human Resources of Holding since September 1998. Prior to joining Holding, Mr. Jones was the Executive Director of Human Resources for the University of Nebraska Medical Center from September 1994 to August 1998. From 1992 to 1994, he served as Vice President of Human Development at the Beaver Valley Medical Center in Beaver, Pennsylvania. From 1986 to 1992, Mr. Jones served as Vice President of Human Resources at West Virginia University United Hospital Center. Mr. Jones was also an Adjunct Faculty at Fairmont State College in Fairmont, West Virginia where he taught Personnel and Human Resources Management. Mr. Jones received his B.A. in psychology and M.A. in industrial and labor relations from West Virginia University. He is certified as a Senior Professional in Human Resources (SPHR) and as a Consultant in Managing Organizational Change.

     MICHAEL J. ANDERSON, has served as President of Ameritrade since October 1997. From May 1996 to October 1997, Mr. Anderson was the President of Accutrade. Mr. Anderson served as General Manager of Accutrade from August 1994 to May 1996 and served as Director of Marketing and Sales of Advanced Clearing from October 1992 until August 1994. Mr. Anderson was an account executive for Vital Learning Corporation, a training industry firm, from January 1990 to October 1992. Mr. Anderson is President of the National Discount Brokerage Association and is currently a trustee for the Security Industry Association's Security Industry Institute. Mr. Anderson also has served as the Vice President of Marketing with Sales and Marketing Executives of the Midlands. In addition, he served as President of the Omaha chapter of the American Society of Training and Development. Mr. Anderson received a B.S. in marketing from Iowa State University.

     SUSAN M. HOHMAN, was appointed Vice President, Infrastructure and Facilities of Holding effective September 1998. Mrs. Hohman served as Vice President, Human Resources, of Holding from August 1986 to 1998. Mrs. Hohman was a member of the Human Resources Committee of the Securities Industry Association in 1993. Mrs. Hohman received a B.S. in management from Bellevue University.

     JOSEPH A. KONEN, has served as Chief Executive Officer of OnMoney since November 1998 and has served as a director of Holding since October 1996. Mr. Konen served as President and Chief Operating Officer of Holding from October 1994 to November 1998. From October 1992 to April 1995, Mr. Konen served as President, and from February 1992 to October 1992, as Operations Manager, of Advanced Clearing. Mr. Konen was a principal in Joseph A. Konen & Associates, a management consulting firm, from June 1990 to February 1992. Mr. Konen was President and Chief Executive Officer of Vital Learning Corporation, a training industry firm, from January 1989 to June 1990 and was President and Chief Executive Officer of its parent, Vital Resources, Inc., from October 1987 to June 1990. Mr. Konen was a member of the Clearing Firms Committee of the Securities Industry Association from 1995 to 1996 and was a member of its Membership Committee from 1993 to 1994. Mr. Konen holds a B.A. in economics and an M.B.A. in finance from Indiana University.

     GENE L. FINN, has served as a director of Holding since December 1996. Mr. Finn was Vice President and Chief Economist of the NASD from 1983 to 1995. Mr. Finn was Chief Economist and Senior Adviser for the SEC from 1969 to 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is a director of Knight/Trimark. Mr. Finn holds a Ph.D. in economics from the University of Wisconsin.

     DAVID W. GARRISON, has served as a director of Ameritrade since December 1997. Mr. Garrison has also served on the Board of Directors of Traveling Software, Inc., a software provider, since May 1996. Mr. Garrison served as Chief Executive Officer, President and Chairman of the Board of Directors of NETCOM On-Line Communications Services, Inc., an

Internet service provider, from 1995 to 1998. Prior to joining NETCOM, Mr. Garrison served as President of SkyTel, a division of Mobil Telecommunications, Inc., from 1990 to 1994.

     THOMAS Y. HARTLEY, has served as a director of Holding since December 1996. Mr. Hartley has been President and Chief Operating Officer of Colbert Golf Design and Development since 1991. From 1988 to 1991, Mr. Hartley was President and Chief Operating Officer of Jim Colbert Golf Inc. Mr. Hartley was a partner in Deloitte & Touche LLP, an accounting firm, from 1973 to 1988, and served in other positions with Deloitte & Touche from 1959 to 1973. Mr. Hartley was an officer in the United States Air Force from 1955 to 1961. Mr. Hartley is a director of Southwest Gas Corporation and Sierra Health Services. Mr. Hartley served as Chairman of the University of Nevada at Las Vegas Foundation from 1994 to 1996. Mr. Hartley is a Certified Public Accountant. Mr. Hartley has a B.S. in commerce from Ohio University and earned certification in the Advanced Management Program at Harvard University.

     CHARLES L. MARINACCIO, has served as a director of Holding since January 1997. Mr. Marinaccio has served on the Board of Directors for the Securities Investor Protection Corporation since 1995. From 1985 through 1994, he was a partner with the law firm of Kelley, Drye & Warren. He served as Commissioner of the SEC from 1984 to 1985. Mr. Marinaccio was General Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1975 to 1984, and previously served as an adviser and senior attorney with the regulatory and legal divisions of the Federal Reserve. He holds a J.D. from the George Washington University and received his B.A. from the University of Connecticut.

     MARK L. MITCHELL, has served as a director of Holding since December 1996 and served as a member of Holding's Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Business Administration at Harvard University since July 1999. Mr. Mitchell was an Associate Professor of Finance at the University of Chicago from 1994 to 1999 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. Mr. Mitchell was a member of the Economic Advisory Board of the NASD from 1995 to 1998. Mr. Mitchell received his Ph.D. in applied economics from Clemson University.

     JOHN W. WARD, has served as a director of Holding since January 1997. Mr. Ward has been an independent consultant since 1991 and Chairman of Transition International, Inc., management consultants in financial services and international corporate strategy, since its formation in 1994. Mr. Ward was Chief Executive Officer of Midland Montagu US Group, New York, a British bank, from 1987 to 1990. Mr. Ward was a Managing Director, President and Chairman of the International Banking Group of Merrill Lynch & Co. Incorporated, an investment banking firm, from 1981 to 1987. Prior to that time, he was a Vice President of the Merchant Banking Group of Citibank, N.A., a national banking firm. Mr. Ward holds a master's degree in chemistry from Oxford University and a business degree from the Manchester Business School in the United Kingdom.

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

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, as of the close of business on June 1, 1999, the beneficial ownership of our common stock as adjusted for a three-for-one stock split effective on July 2, 1999 by:

- each director, each co-chief executive officer and each of the other four highest compensated executive officers of our company for our fiscal year ended September 25, 1998;

- each person believed by us to beneficially own more than 5% of our common stock;

- all of our current executive officers and directors as a group; and

- each selling stockholder.

     Under the Securities Exchange Act of 1934, a person will be deemed to be a "beneficial owner" of shares of our Class A common stock if he or she has or shares the power to vote or direct the voting of such shares or the power to dispose or direct the disposition of such shares. Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares of our Class A common stock shown as beneficially owned.

                                           PRIOR TO THE OFFERINGS
                                     -----------------------------------    AFTER THE OFFERINGS
                                                               NUMBER OF   ----------------------
                                     NUMBER OF    PERCENT OF    SHARES     NUMBER OF   PERCENT OF
NAME                                 SHARES(1)      SHARES      OFFERED     SHARES       SHARES
----                                 ----------   ----------   ---------   ---------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
J. Joe Ricketts(2), Director,
  Chairman and Co-Chief Executive
  Officer..........................  79,341,099      45.5%
Thomas K. Lewis, Jr.(3), Co-Chief
  Executive Officer................           0         0
Robert T. Slezak(4), Director, Vice
  President, Chief Financial
  Officer and Treasurer............     579,732         *
Peter D. Horst(5), Vice President,
  Marketing........................      11,550         *
Joseph A. Konen(6), Chief Executive
  Officer, OnMoney Financial
  Services Corporation.............      95,343         *
Kurt D. Halvorson(7), President,
  Advanced Clearing................     265,632         *
Gene L. Finn, Director.............      33,600         *
David W. Garrison(8), Director.....      19,278         *
Thomas Y. Hartley, Director........           0         0
Charles L. Marinaccio(9),
  Director.........................      39,204         *
Mark L. Mitchell(9), Director......     104,244         *
John W. Ward(10), Director.........      31,692         *
All Directors and Executive
  Officers as a group (18 in
  group)...........................  89,862,264      51.5%
OTHER STOCKHOLDERS
Marlene M. Ricketts(11)............  74,417,688      42.7%
Ricketts Grandchildren Trust(12)...  19,008,000      10.9%

---------------

   *  Less than 1 percent of the issued and outstanding shares.

 (1) Amounts of shares of common stock beneficially owned assumes that all of the Class B common stock has been converted into Class A common stock.

 (2) Shares of Class A common stock beneficially owned by Mr. Ricketts consist of 65,899,224 shares held jointly with Marlene M. Ricketts, his spouse, 332,352 shares held in the J. Ricketts IRA, 4,626,033 shares in Mr. Ricketts' 401(k) account, and 296,802 shares issuable upon the exercise of options exercisable within 60 days from June 1, 1999. Shares of Class B common stock beneficially owned by Mr. Ricketts consist of 8,186,688 shares owned by the J. Joe Ricketts 1996 Dynasty Trust. Mr. Ricketts' address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

 (3) Mr. Lewis began his employment with Holding in February 1999. Mr. Lewis has options to purchase 173,400 shares of Class A common stock exercisable over a three year period.

 (4) Consists of 54,660 shares of Class A common stock held by Robert T. Slezak and Jane G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust and 525,072 shares of Class A common stock in Mr. Slezak's 401(k) account.

 (5) Consists of 6,000 shares of Class A common stock held jointly with Deborah
     R. Horst, his spouse, and 5,550 shares of Class A common stock in Mr. Horst's 401(k) account. Mr. Horst terminated his employment with Holding in June 1999.

 (6) Represents shares of Class A common stock in Mr. Konen's 401(k) account.

 (7) Consists of 9,600 shares of Class A common stock held jointly with Melinda
     K. Halvorson, his spouse, and 256,032 shares of Class A common stock in Mr. Halvorson's 401(k) account.

 (8) Includes 6,402 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days from June 1, 1999.

 (9) For each of Mr. Marinaccio and Mr. Mitchell, includes 33,600 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days from June 1, 1999.

(10) Includes 14,400 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days from June 1, 1999.

(11) Shares of Class A common stock beneficially owned by Mrs. Ricketts consist of 65,899,224 shares held jointly with J. Joe Ricketts, her spouse, and 332,352 shares held in the M. Ricketts IRA. Shares of Class B common stock beneficially owned by Mrs. Ricketts consist of 8,186,112 shares owned by the Marlene M. Ricketts 1994 Dynasty Trust. Mrs. Ricketts' address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(12) The trustee of the Joe and Marlene Ricketts Grandchildren's Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska 68102.

                              TRACES STOCKHOLDERS

     Pursuant to forward purchase contracts between the TRACES Trust and the stockholders listed below (the "TRACES Stockholders"), a specified number of shares of Class A common stock may be required to be delivered to the TRACES Trust by the TRACES Stockholders upon the exchange of Automatic Common Exchange Securities. The following table sets forth certain information for the TRACES Stockholders with respect to:

     - the TRACES Stockholders' beneficial ownership of common stock after the offerings and the percentage of common stock represented thereby;

     - the maximum number of shares of Class A common stock owned by the TRACES Stockholders that may be delivered to the TRACES Trust pursuant to the purchase contracts; and

     - the TRACES Stockholders' beneficial ownership of common stock after delivery of the maximum number of shares of Class A common stock deliverable to the TRACES Trust and the percentage of common stock represented thereby.

     The TRACES Stockholders' beneficial ownership of common stock will not change as a result of the offering of the Automatic Common Exchange Securities unless, until and to the extent that the TRACES Stockholders deliver shares of Class A common stock to the TRACES Trust pursuant to the purchase contracts.

                                                                                 AFTER DELIVERY OF
                                                       MAXIMUM NUMBER             MAXIMUM NUMBER
                                                          OF SHARES                  OF SHARES
                                                       DELIVERABLE TO             DELIVERABLE TO
                          AFTER THE OFFERINGS          TRACES TRUST(1)             TRACES TRUST
                        -----------------------    -----------------------    -----------------------
                        NUMBER OF    PERCENT OF                               NUMBER OF    PERCENT OF
 TRACES STOCKHOLDERS     SHARES        SHARES                                  SHARES        SHARES
 -------------------    ---------    ----------                               ---------    ----------
J. Joe Ricketts.......
Marlene M. Ricketts...

---------------

(1) The TRACES Stockholders may be required to deliver an additional shares of Class A common stock if the underwriters' over-allotment option is exercised in respect of the Automatic Common Exchange Securities. Pursuant to the purchase contracts, the shares deliverable thereunder will be delivered to the TRACES Trust on the Exchange Date under the purchase
    contracts. The Exchange Date will occur no earlier than           , 2002.
    Under the purchase contracts, the shares of Class A common stock owned by the TRACES Stockholders are not mandatorily deliverable to the TRACES Trust.

                            DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see "Where You Can Find More Information."

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     We currently have authority to issue 69,000,000 shares of capital stock, consisting of 60,000,000 shares of Class A common stock, $.01 par value, 6,000,000 shares of Class B common stock, $.01 par value, and 3,000,000 shares of preferred stock, $1.00 par value. As of June 1, 1999, 52,687,880 shares of our Class A common stock, 5,457,600 shares of our Class B common stock and no shares of our preferred stock were issued and outstanding.

     At our special meeting of stockholders on July 1, 1999, our stockholders approved a restated certificate of incorporation that increased the number of shares of Class A common stock that we are authorized to issue to 270,000,000 and increased the number of shares of Class B common stock that we are authorized to issue to 18,000,000. In addition, our board of directors has authorized a three-for-one stock split with respect to both the Class A common stock and the Class B common stock effective on July 2, 1999 to holders of record on June 11, 1999.

     After the offerings and as adjusted for the stock split, there will be shares of Class A common stock outstanding, shares of Class B common stock outstanding and no shares of preferred stock outstanding. The additional shares of common stock and preferred stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under certain circumstances, to delay, prevent or make more difficult a takeover or change in control of our company.

     The rights of the holders of our Class A common stock and our Class B common stock discussed below are subject to such rights as our board of directors may from time to time confer on holders of our preferred stock that may be issued in the future. Such rights may adversely affect the rights of holders of our Class A common stock or our Class B common stock, or both.

COMMON STOCK

     VOTING RIGHTS. Except for the election of directors and as otherwise required by the law, the holders of our Class A common stock and our Class B common stock have one vote per share and vote as a single class on any matter submitted to a stockholder vote. Under the Delaware General Corporation Law, the holders of Class A common stock must vote separately as a class to approve any proposal to amend the certificate of incorporation to change the rights, preferences and limitations of Class A common stock. Our board of directors determines by resolution the number of directors we will have but, in any case, by our bylaws, we may not have less than three. We currently have nine directors.

     The holders of our Class B common stock are entitled to elect a majority
(five) of our board of directors. The holders of Class A common stock are entitled to elect the remaining (four) directors. Only the holders of the class of common stock that have elected a director or that have filled the vacancy of a director previously may remove or fill the vacancy of that director. If all of the shares of Class B common stock are converted into Class A common stock or are no longer outstanding, the holders of Class A common stock will be entitled to elect all of the directors, subject to any rights of the holders of preferred stock. The shares of Class A common stock and Class B common stock do not have cumulative voting rights.

     In general, the holders of our Class B common stock will be able to defeat any attempt to acquire control of us even if more than a majority of the holders of the outstanding shares of common stock favor a change of control. This could preclude holders of shares of our common stock from receiving any premium above market price for their shares that may be offered in an attempt to acquire control of us. By their ability to control the board of directors, the holders of our Class B common stock also will generally have the power to prevent certain fundamental corporate changes, like a sale of substantially all of our assets, a merger of our company or an amendment to our certificate of incorporation.

     DIVIDEND RIGHTS. Dividends may be paid on our Class A common stock and our Class B common stock when and as declared by our board of directors. Any dividend declared and payable in cash, capital stock (other than our Class A common stock or our Class B common stock) or other property must be paid equally on a share for share basis on Class A common stock and Class B common stock. Dividends and distributions payable in shares of Class A common stock may be paid only on shares of Class A common stock, and dividends and distributions payable in shares of Class B common stock may be paid only on shares of Class B common stock. If a dividend or distribution payable in Class A common stock is made on Class A common stock, the same dividend or distribution in Class B common stock has to be made on Class B common stock. Similarly, if a dividend or distribution payable in Class B common stock is made on Class B common stock, the same dividend or distribution in Class A common stock has to be made on Class A common stock.

     LIQUIDATION RIGHTS. If there is a liquidation, distribution or winding up of Holding, the holders of our Class A common stock and the holders of our Class B common stock will be entitled to participate equally on a share for share basis in all distributions to the holders of common stock.

     CONVERSION RIGHTS. Our Class A common stock is not convertible. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the option of and without any cost to the holder of the shares. Each share of Class B common stock automatically converts into one share of Class A common stock if that share of Class B common stock is sold or transferred to any person other than a member of the Control Group. In addition, Class B common stock automatically converts on a share for share basis into Class A common stock if the number of shares of outstanding common stock held by the Control Group falls below 20 percent of the total number of shares of outstanding common stock.

     PREEMPTIVE RIGHTS. Neither the holders of Class A common stock nor the holders of Class B common stock have preemptive rights to purchase shares of Class A or Class B common stock or shares of stock of any other class that we may issue.

PREFERRED STOCK

     Our board of directors are authorized to issue, by resolution and without any action by stockholders, up to 3,000,000 shares of our preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of preferred stock, including rights that could adversely affect the voting power of the holders of Class A common stock. We have no present intention to issue any shares of preferred stock.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS.

     Our bylaws establish procedures for the nomination of candidates for election as directors and stockholder proposals. In order to nominate directors or bring other business before an annual meeting of stockholders, a stockholder must give notice to the secretary not less than 120 days and not more than 150 days prior to the date of our proxy statement on the preceding year's annual meeting. To make nominations or bring other business before a special meeting of stockholders, a stockholder must give notice to the secretary not less than 60 days and not more than 90 days prior to the date of the special meeting. Only the chief executive officer, the president, the majority of the board of directors or the holders of not less than 25% of our outstanding voting stock may call a special meeting of the stockholders. A stockholder may nominate a person to be a director only if that stockholder would be entitled to vote for that person in the election for that director. Also, the stockholder's notice for nominating a director must provide all information relating to the person being nominated that required by Regulation 14A of the Securities Exchange Act of 1934.

CERTAIN STATUTORY PROVISIONS.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

- prior to that date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

- upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee stock plans, or

- on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding the stock owned by the interested stockholder.

     A "business combination" includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation, who (1) is the owner of 15% or more of the corporation's outstanding voting stock or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether a person is an interested stockholder, including the affiliates or associates of that person.

     Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     LIMITATIONS OF DIRECTOR LIABILITY. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the full extent permitted by the law. Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director's fiduciary duty as a director, except for liability for:

- any breach of the director's duty of loyalty to us or our stockholders;

- acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

- any transaction from which the director derived an improper personal benefit.

     These provisions in our certificate incorporation do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions would probably not bar claims against a director for violation of the federal securities laws.

     INDEMNIFICATION. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by law against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of our company. In addition, we must advance or reimburse directors and officers for expenses incurred by them relating to indemnifiable claims. We also maintain directors' and officers' liability insurance, which covers liabilities under the federal securities laws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is The Bank of New York.

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the Class A common stock offered by us and the selling stockholders is being passed upon for us by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of September 25, 1998 and September 26, 1997 and for each of the years in the three year period ended September 25, 1998, included in this prospectus and the related financial statement schedule incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our Class A common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

   Public Reference Room           New York Regional Office            Chicago Regional Office
   450 Fifth Street, N.W.            7 World Trade Center                  Citicorp Center
         Room 1024                        Suite 1300                   500 West Madison Street
   Washington, D.C. 20549          New York, New York 10048                   Suite 1400
                                                                     Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet Web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 0-22163.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document.

     This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

- Our Annual Report on Form 10-K for our fiscal year ended September 25, 1998, filed on December 21, 1998, as amended by Form 10-K/A filed on January 20, 1999 (except for Item 8, "Financial Statements and Supplementary Data," which has been updated and included elsewhere in this prospectus);

- Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998, filed on February 12, 1999;

- Our Quarterly Report on Form 10-Q for the quarterly period ended March 26, 1999, filed on May 10, 1999; and

- All documents filed with the SEC by us under Sections 13(a), 13(c) 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering is terminated, are considered to be part of this prospectus, effective as of the date these documents are filed.

     In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                         Ameritrade Holding Corporation
                              4211 South 102nd St.
                             Omaha, Nebraska 68127
                       Attn: J. Peter Ricketts, Secretary
                                 (402) 331-7856

     We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus is a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Income.........................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

Unaudited Financial Statements:
  Consolidated Balance Sheets...............................  F-18
  Consolidated Statements of Operations.....................  F-19
  Consolidated Statements of Cash Flows.....................  F-20
  Statements of Consolidated Comprehensive Income...........  F-21
  Notes to Consolidated Financial Statements................  F-22

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Ameritrade Holding Corporation and Subsidiaries
Omaha, Nebraska

     We have audited the accompanying consolidated balance sheets of Ameritrade Holding Corporation and its subsidiaries (collectively, the "Company") as of September 25, 1998 and September 26, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 25, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ameritrade Holding Corporation and its subsidiaries as of September 25, 1998 and September 26, 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 25, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Omaha, Nebraska
October 27, 1998 (June 21, 1999 as to Note 11)

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                AS OF SEPTEMBER 26, 1997 AND SEPTEMBER 25, 1998

                                     ASSETS

                                                                  1997            1998
                                                              ------------   --------------
Cash and cash equivalents...................................  $ 53,522,447   $   24,526,935
Cash and investments segregated in compliance with federal
  regulations...............................................   319,763,921      503,455,354
Receivable from brokers, dealers, and clearing
  organizations.............................................    17,823,640       25,732,164
Receivable from customers and correspondents -- net of
  allowance for doubtful accounts: 1997 -- $249,949; 1998 --
  $1,039,788................................................   325,407,147      647,121,854
Furniture, equipment and leasehold improvements -- net of
  accumulated depreciation and amortization: 1997 --
  $3,732,790; 1998 -- $6,728,212............................     8,709,923       26,116,333
Goodwill -- net of accumulated amortization.................     6,346,763        5,983,761
Investments.................................................    12,597,972       30,760,729
Deferred income taxes.......................................        39,314               --
Other assets................................................    13,145,616       26,704,546
                                                              ------------   --------------
          Total assets......................................  $757,356,743   $1,290,401,676
                                                              ============   ==============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Payable to brokers, dealers and clearing organizations....  $  1,404,999   $   11,765,785
  Payable to customers and correspondents...................   666,279,440    1,136,082,337
  Accounts payable and accrued liabilities..................    19,252,931       30,716,987
  Notes payable.............................................            --       11,000,000
  Income taxes payable......................................     3,430,279        1,331,170
  Deferred income taxes.....................................            --       14,933,313
                                                              ------------   --------------
          Total liabilities.................................   690,367,649    1,205,829,592
                                                              ------------   --------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1 par value; authorized 3,000,000
     shares, none issued....................................            --               --
  Common stock, $0.01 par value:
     Class A -- 60,000,000 shares authorized; 52,613,692
       shares issued........................................       526,136          526,136
     Class B -- 6,000,000 shares authorized; 5,457,600
       shares issued and outstanding........................        54,576           54,576
                                                              ------------   --------------
          Total common stock................................       580,712          580,712
Additional paid in capital..................................    22,861,972       22,845,297
Retained earnings...........................................    43,546,410       43,756,848
Treasury stock -- Class A shares at cost (18,884 shares at
  September 25, 1998).......................................            --         (133,388)
Net unrealized investment gain..............................            --       17,522,615
                                                              ------------   --------------
          Total stockholders' equity........................    66,989,094       84,572,084
                                                              ------------   --------------
          Total liabilities and stockholders' equity........  $757,356,743   $1,290,401,676
                                                              ============   ==============

See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
  FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997 AND SEPTEMBER 25,
                                      1998

                                                   1996            1997            1998
                                               ------------    ------------    ------------
Revenues:
  Commissions and clearing fees..............  $ 36,469,561    $ 51,936,902    $ 85,644,433
  Interest revenue...........................    22,517,655      36,622,800      66,716,234
  Equity income from investments.............     3,358,871       3,443,807       5,083,172
  Gain from sale of investment...............            --              --         794,634
  Other......................................     3,032,443       3,663,685       5,955,534
                                               ------------    ------------    ------------
          Total revenues.....................    65,378,530      95,667,194     164,194,007
  Interest expense...........................    11,039,777      18,428,854      29,278,536
                                               ------------    ------------    ------------
          Net revenues.......................    54,338,753      77,238,340     134,915,471
Expenses excluding interest:
  Employee compensation and benefits.........    14,049,642      19,290,808      36,082,707
  Commissions and clearance..................     2,530,642       3,320,262       5,762,336
  Communications.............................     3,685,535       5,623,468      12,926,154
  Occupancy and equipment costs..............     2,889,654       5,422,839      10,621,551
  Advertising................................     7,537,265      13,970,834      43,613,779
  Other......................................     5,228,422       8,185,016      25,377,918
                                               ------------    ------------    ------------
          Total expenses excluding
            interest.........................    35,921,160      55,813,227     134,384,445
                                               ------------    ------------    ------------
Income before provision for income taxes.....    18,417,593      21,425,113         531,026
Provision for income taxes...................     7,259,248       7,602,964         320,588
                                               ------------    ------------    ------------
Net income...................................  $ 11,158,345    $ 13,822,149    $    210,438
                                               ============    ============    ============
Basic earnings per share.....................  $       0.22    $       0.25    $       0.00
Diluted earnings per share...................  $       0.22    $       0.25    $       0.00
Weighted average shares outstanding --
  basic......................................    51,255,292      55,075,556      58,062,654
Weighted average shares outstanding --
  diluted....................................    51,255,292      55,077,814      58,154,910
Pro forma stock split -- basic earnings per
  share......................................  $       0.07    $       0.08    $       0.00
Pro forma stock split -- diluted earnings per
  share......................................  $       0.07    $       0.08    $       0.00
Pro forma stock split -- weighted average
  shares outstanding -- basic................   153,765,876     165,226,668     174,187,962
Pro forma stock split -- weighted average
  shares outstanding -- diluted..............   153,765,876     165,233,442     174,464,730

See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997 AND SEPTEMBER 25,
                                      1998

                                                                                                                          NET
                                                   COMMON STOCK             ADDITIONAL                                UNREALIZED
                                          -------------------------------     PAID-IN      RETAINED      TREASURY     INVESTMENT
                               TOTAL      CLASS A    CLASS B      TOTAL       CAPITAL      EARNINGS        STOCK         GAIN
                            -----------   --------   --------   ---------   -----------   -----------   -----------   -----------
Balance, September 29,
  1995....................  $19,503,719   $531,936   $ 99,792   $ 631,728   $   469,940   $19,839,450   $(1,437,399)  $        --
  Net Income..............   11,158,345         --         --          --            --    11,158,345            --            --
  Retirement of treasury
    stock.................           --    (73,960)   (45,216)   (119,176)      (44,689)   (1,273,534)    1,437,399            --
                            -----------   --------   --------   ---------   -----------   -----------   -----------   -----------
Balance, September 27,
  1996....................   30,662,064    457,976     54,576     512,552       425,251    29,724,261            --            --
  Net Income..............   13,822,149         --         --          --            --    13,822,149            --            --
  Issuance of 16,000
    shares from
    compensation plans....       33,750        160         --         160        33,590            --            --            --
  Issuance of 6,800,000
    shares from initial
    public offering.......   22,471,131     68,000         --      68,000    22,403,131            --            --            --
                            -----------   --------   --------   ---------   -----------   -----------   -----------   -----------
Balance, September 26,
  1997....................   66,989,094    526,136     54,576     580,712    22,861,972    43,546,410            --            --
  Net Income..............      210,438         --         --          --            --       210,438            --            --
  Purchase of treasury
    stock.................     (286,375)        --         --          --            --            --      (286,375)           --
  Reissuance of treasury
    stock.................      136,312         --         --          --       (16,675)           --       152,987            --
  Net unrealized
    investment gain.......   17,522,615         --         --          --            --            --            --    17,522,615
                            -----------   --------   --------   ---------   -----------   -----------   -----------   -----------
Balance, September 25,
  1998....................  $84,572,084   $526,136   $ 54,576   $ 580,712   $22,845,297   $43,756,848   $  (133,388)  $17,522,615
                            ===========   ========   ========   =========   ===========   ===========   ===========   ===========

See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997 AND SEPTEMBER 25,
                                      1998

                                                                1996           1997            1998
                                                            ------------   -------------   -------------
Cash flows from operating activities:
  Net income..............................................  $ 11,158,345   $  13,822,149   $     210,438
  Adjustments to reconcile net income to net cash from
    operating activities:
  Depreciation and amortization...........................     1,048,692       1,693,487       2,999,017
  Provision for losses....................................       148,014          59,000         815,000
  Deferred income taxes...................................      (358,139)        405,064       3,769,643
  Equity income from investments..........................    (3,358,871)     (3,443,807)     (5,083,172)
  Gain from sale of investment............................            --              --        (794,634)
  Amortization of goodwill................................       363,002         363,002         363,002
  Changes in operating assets and liabilities:
    Cash and investments segregated in compliance with
      Federal regulations.................................   (51,977,699)   (144,095,424)   (183,691,433)
    Receivable from brokers, dealers and clearing
      organizations.......................................    (5,080,870)     (2,726,778)     (7,908,524)
    Receivable from customers and correspondents..........   (36,035,750)   (159,391,092)   (322,529,707)
    Other assets..........................................      (658,027)     (7,132,072)    (13,558,930)
    Payable to brokers, dealers and clearing
      organizations.......................................    (1,664,200)        211,520      10,360,786
    Payable to customers and correspondents...............   105,080,587     309,336,470     469,802,897
    Accounts payable and accrued liabilities..............     1,999,534      12,031,923      11,464,056
    Income taxes payable..................................       244,342       2,623,568      (2,099,109)
                                                            ------------   -------------   -------------
      Net cash provided by (used in) operating
         activities.......................................    20,908,960      23,757,010     (35,880,670)
                                                            ------------   -------------   -------------
Cash flows from investing activities:
  Acquisition of subsidiary...............................      (188,953)             --              --
  Purchase of furniture, equipment and leasehold
    improvements..........................................    (1,104,124)     (6,657,232)    (20,405,427)
  Purchase of investments.................................    (6,272,361)       (659,613)     (1,652,740)
  Distributions received from investments.................     2,902,005       3,663,231      12,264,993
  Proceeds from sale of investments.......................            --              --       5,828,395
                                                            ------------   -------------   -------------
      Net cash used in investing activities...............    (4,663,433)     (3,653,614)     (3,964,779)
                                                            ------------   -------------   -------------
Cash flows from financing activities:
  Issuance of Class A common stock........................            --          33,750              --
  Proceeds from initial public offering, net of offering
    costs.................................................            --      22,471,131              --
  Proceeds from notes payable.............................            --              --      22,500,000
  Principal payments on notes payable.....................    (2,244,000)     (4,853,000)    (11,500,000)
  Purchase of treasury stock..............................            --              --        (286,375)
  Reissuance of treasury stock............................            --              --         136,312
                                                            ------------   -------------   -------------
      Net cash provided by (used in) financing
         activities.......................................    (2,244,000)     17,651,881      10,849,937
                                                            ------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents......    14,001,527      37,755,277     (28,995,512)
Cash and cash equivalents at beginning of year............     1,765,643      15,767,170      53,522,447
                                                            ------------   -------------   -------------
Cash and cash equivalents at end of year..................  $ 15,767,170   $  53,522,447   $  24,526,935
                                                            ============   =============   =============
Supplemental cash flow information:
  Interest paid...........................................  $ 11,025,779   $  17,623,539   $  28,258,819
  Income taxes paid (refunds received)....................  $  7,342,359   $   4,525,078   $  (1,418,800)
Supplemental investing activities:
  Unrealized investment gain net of deferred taxes of
    $11,202,984...........................................  $         --   $          --   $  17,522,615
Noncash financing activities:
  Retirement of treasury stock............................  $  1,437,399   $          --   $          --

See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The consolidated financial statements include the accounts of Ameritrade Holding Corporation and its wholly-owned subsidiaries (collectively, the "Company"), Advanced Clearing, Inc. ("Advanced Clearing"), formerly known as AmeriTrade Clearing, Inc., Accutrade, Inc. ("Accutrade"), Ameritrade (Inc.), formerly known as Ceres Securities, Inc., AmeriVest, Inc. ("AmeriVest"), formerly known as All American Brokers, Inc., K. Aufhauser & Company ("Aufhauser"), and OnMoney Financial Services Corporation ("OnMoney"). All significant intercompany balances and transactions have been eliminated.

     On September 27, 1996, the Company's Board of Directors approved a resolution to reincorporate in the State of Delaware and change its name from TransTerra Co. to Ameritrade Holding Corporation. The reincorporation was accomplished by exchanging each share of Class A and Class B common stock of TransTerra Co. for thirty shares of Class A and Class B common stock of the Company. On January 23, 1997, the Company effected an eight-for-five stock split in the form of a stock dividend. During 1998, the Company's Board of Directors declared a two-for-one common stock split, distributed August 1998, and effected in the form of a stock dividend. All share data and per share amounts have been restated to reflect these exchanges.

     The Company reports on a fifty-two/fifty-three week year. The fiscal years ended 1998, 1997, and 1996 were each fifty-two week years.

     Nature of Operations -- The Company provides discount securities brokerage services through its Ameritrade (Inc.), Accutrade, Aufhauser, and AmeriVest subsidiaries. The Company also provides trading execution and clearing services for its own broker-dealer operations and for unaffiliated broker-dealers through Advanced Clearing. OnMoney is a development-stage entity involved in on-line financial services. The Company's broker-dealer subsidiaries are subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, and the Chicago Stock Exchange, Inc.

     Capital Stock -- The authorized capital stock of the Company consists of Class A common stock, Class B common stock and preferred stock. Each share of Class A and Class B common stock is entitled to one vote on all matters, except that the Class B common stock is entitled to elect a majority of the directors of the Company and the Class A common stock is entitled to elect the remainder of the directors. Each class of common stock is equally entitled to dividends if, as and when declared by the Board of Directors. Shares of Class A common stock are not convertible, while each share of Class B common stock is convertible into one share of Class A common stock at the option of the Class B holder or upon the occurrence of certain events. Class A and Class B common stock have equal participation rights in the event of a liquidation of the Company.

     Voting, dividend, conversion and liquidation rights of the preferred stock would be established by the Board of Directors upon issuance of such preferred stock.

     Use of Estimates -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

     Securities Transactions -- Securities transactions are recorded on a settlement date basis with such transactions generally settling three business days after trade date. Revenues and expenses related to securities transactions, including revenues from execution agents, are also recorded on settlement date, which is not materially different than trade date.

     Depreciation and Amortization -- Depreciation is provided on a straight-line basis using estimated useful service lives of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

     Goodwill is amortized on a straight-line basis generally over a twenty year period. Accumulated amortization at September 25, 1998 and September 26, 1997 was $1,243,026 and $880,024, respectively. The Company reviews its intangible assets for impairment at least annually or whenever events or change in circumstances indicate that the carrying amount of such asset may not be recoverable.

     Income Taxes -- The Company files a consolidated income tax return with its subsidiaries on a calendar year basis. Deferred income taxes are provided for temporary differences between financial statement and taxable income. The principal temporary differences arise from depreciation, bad debts, prepaid expenses, and certain accrued liabilities. Deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     Cash and Cash Equivalents -- The Company considers temporary, highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Segregated Cash and Investments -- Cash and investments consisting primarily of U.S. Treasury Bills and repurchase agreements at Advanced Clearing of $503,455,354 and $319,763,921 as of September 25, 1998 and September 26,
1997, respectively, have been segregated in a special reserve bank account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission.

     Estimated Fair Value of Financial Instruments -- The Company considers the amounts presented for financial instruments on the consolidated balance sheets to be reasonable estimates of fair value. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Investments -- The Company's investments in companies and partnerships are accounted for under the equity method when the Company has the ability to exercise significant influence over the investee's operating and financial policies. The cost method is used for investments that do not meet equity method requirements. The Company's investments in marketable equity securities are carried at fair market value and designated as available for sale. Unrealized gains and losses, net of deferred income taxes, are reflected as a separate component of stockholders' equity. Realized gains and losses are determined on the specific identification method and reflected in operations.

     Advertising -- The Company generally expenses advertising costs as they are incurred.

     Earnings Per Share -- The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share ("SFAS 128") and accordingly, restated all prior period earnings per share ("EPS") to conform with SFAS 128. This statement requires dual presentation of basic and diluted earnings per share on the face of the Statement

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

of Income. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of all classes common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or securities converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS 128 did not have a material effect on previously reported EPS.

     Stock Based Compensation -- As permitted by SFAS No. 123, Accounting for Stock Based Compensation, the Company accounts for its stock-based compensation on the intrinsic-value method in accordance with Accounting Principles Board ("APB") Opinion No. 25.

     Reclassifications -- Certain items in prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     SFAS No. 130 -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Companies are also required to report comparative totals for comprehensive income in interim reports. The Company will report comprehensive income commencing in fiscal 1999.

     SFAS No. 131 -- In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). This statement requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions. The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. This statement will have no impact on the Company as the Company currently does not have reportable operating segments.

     SFAS No. 133 -- In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities. This statement revises the accounting for the recognition and measurement of derivatives and hedging transactions and is effective for fiscal years beginning after June 15, 1999. The Company has not determined the impact this statement will have on the consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

2. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

     Amounts receivable from and payable to brokers, dealers and clearing organizations are comprised of the following:

                                                      SEPTEMBER 26,    SEPTEMBER 25,
                                                          1997             1998
                                                      -------------    -------------
Receivable:
  Securities borrowed.............................     $15,072,400      $21,638,669
  Securities failed to deliver....................       2,751,240        4,069,740
  Clearing organizations..........................              --           23,755
                                                       -----------      -----------
     Total........................................     $17,823,640      $25,732,164
                                                       ===========      ===========
Payable:
  Securities loaned...............................     $        --      $ 5,519,000
  Securities failed to receive....................       1,005,984        2,227,342
  Clearing organizations..........................         399,015        4,019,443
                                                       -----------      -----------
     Total........................................     $ 1,404,999      $11,765,785
                                                       ===========      ===========

3. INVESTMENTS

     Knight/Trimark Group, Inc. -- Prior to July 8, 1998, the Company owned a
9.2 percent interest in Roundtable Partners L.L.C. ("Roundtable"), a company formed to hold equity interests in securities trading and market making companies. The Company had accounted for its investment in Roundtable under the equity method since its inception. On July 8, 1998, Roundtable was reorganized into a corporation known as Knight/Trimark Group, Inc. ("Knight/ Trimark") coincident with an initial public offering of Knight/Trimark common stock. As a result of this reorganization, all of the Company's ownership interest in Roundtable was converted to common stock of Knight/Trimark, which represents 7.7 percent of the issued and outstanding shares of common stock of Knight/Trimark. As of September 25, 1998, the Company also received a cash distribution of $7,817,329 in connection with the reorganization. The cash distribution was a return of capital, therefore there was no gain or loss associated with the distribution. As a result of the reorganization of Knight/Trimark and subsequent initial public offering in 1998, the Company accounts for its investment in Knight/Trimark as a marketable equity security held available-for-sale. The Company's investment in Knight/Trimark is subject to a 180-day sale restriction agreement from the initial public offering date with the underwriters of the initial public offering and potential registration costs. On September 25, 1998, the Company valued its investment in Knight/Trimark at $29,454,879. The Company's cost basis on September 25, 1998 was $729,280, therefore the gross unrealized gain is $28,725,599. The Company executes a portion of its securities transactions through subsidiaries of Knight/Trimark. Revenues related to such transactions totaled $9,435,696, $6,843,502, and $7,758,836 in 1998, 1997, and
1996, respectively. These amounts are included in Commissions and Clearing Fees.

     Comprehensive Software Systems, Ltd.("CSS") -- As of September 25, 1998, the Company owned 7.2 percent of CSS, a partnership formed for the purpose of developing software for securities broker-dealers, banks and other financial institutions. On June 3, 1998, the Company earned $794,634 on the sale of a portion of its limited partnership interest in CSS. As a result of this transaction, the Company's ownership interest in CSS decreased from 14.3 percent to 7.2 percent. Accordingly, the Company began accounting for its investment in CSS under the

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

cost method as of that date, and will, therefore, no longer recognize income or loss based on the operations of CSS.

     Adirondack Trading Partners, L.L.C. ("Adirondack") -- As of September 25, 1998, the Company owned a minority interest in Adirondack, a development-stage company formed to trade listed equity and index options. The Company accounts for its ownership in Adirondack under the cost method.

     Telescan, Inc. ("Telescan") -- As of September 26, 1997, the Company owned 769,794 shares of common stock of Telescan, a publicly traded software/online services company. During fiscal 1998, in a series of transactions, the Company sold its interest in Telescan.

4. NOTES PAYABLE

     The Company entered into a revolving credit agreement with a bank group on January 16, 1998. The revolving credit agreement permits borrowings up to $50 million through June 30, 1999, with permissible borrowings decreasing $2.5 million quarterly to $35 million maturity at December 31, 2000. The revolving credit agreement is collateralized by the common stock of the Company's subsidiaries, as well as all assets of the Company. Borrowings under the revolving credit agreement bear interest at prime rate less 0.75 percent (7.75 percent at September 25, 1998). The Company had outstanding indebtedness under the revolving credit agreement of $11 million at September 25, 1998. The Company pays a maintenance fee of 0.25 percent per annum of the unused credit available under the revolving credit agreement. The revolving credit agreement contains certain restrictions, including restrictions on the payment of cash dividends and additional borrowings.

5. INCOME TAXES

     Provision for income tax is comprised of the following for fiscal years ended:

                                                            1996          1997          1998
                                                            ----          ----          ----
Current expense (benefit):
  Federal............................................    $7,132,387    $7,150,775    $(3,051,000)
  State..............................................       485,000        47,125       (398,055)
                                                         ----------    ----------    -----------
                                                          7,617,387     7,197,900     (3,449,055)
Deferred expense (benefit):
  Federal............................................      (306,777)      344,066      3,383,013
  State..............................................       (51,362)       60,998        386,630
                                                         ----------    ----------    -----------
                                                           (358,139)      405,064      3,769,643
                                                         ----------    ----------    -----------
Provision for income taxes...........................    $7,259,248    $7,602,964    $   320,588
                                                         ==========    ==========    ===========

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

     A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                  1996       1997       1998
                                                                  ----       ----       ----
Federal statutory rate......................................      35.00%     35.00%     35.00%
State taxes, net of federal tax effect......................       4.29       3.57       2.78
Amortization of goodwill....................................       0.75       0.59      23.93
State credits...............................................      (2.87)     (3.72)      0.00
Other.......................................................       2.24       0.05      (1.34)
                                                                  -----      -----      -----
Effective tax rate..........................................      39.41%     35.49%     60.37%
                                                                  =====      =====      =====

     Deferred tax assets (liabilities) are comprised of the following:

                                                                     1997              1998
                                                                     ----              ----
Unrealized investment gain..................................      $        --      $(11,202,984)
Depreciation and amortization, net..........................         (181,323)         (575,425)
Prepaid expenses............................................       (1,107,460)       (4,279,343)
                                                                  -----------      ------------
                                                                   (1,288,783)      (16,057,752)
Accrued liabilities.........................................        1,328,097         1,124,439
                                                                  -----------      ------------
Net deferred tax assets (liabilities).......................      $    39,314      $(14,933,313)
                                                                  ===========      ============

6. NET CAPITAL

     The Company's subsidiaries are subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC rule 15c3-1), which requires the maintenance of minimum net capital, as defined. Net capital and the related net capital requirement may fluctuate on a daily basis.

     The Company's broker-dealer subsidiaries had net capital, in the aggregate, of $40,062,733 and $26,121,959 as of September 25, 1998 and September 26, 1997,
respectively, which exceeded aggregate minimum net capital requirements by $25,247,775 and $18,058,972, respectively. Subsidiary net capital in the amount of $14,814,958 and $8,062,987 as of September 25, 1998 and September 26, 1997,
respectively, is not available for transfer to the Company due to net capital regulations.

7. STOCK OPTION AND INCENTIVE PLANS

     The Company has two stock option plans, the Ameritrade Holding Corporation Long-Term Incentive Plan (the "Long-Term Incentive Plan") and the Ameritrade Holding Corporation Directors Incentive Plan (the "Directors Plan"), both initiated in fiscal 1997.

     The Long-Term Incentive Plan authorizes the award of options to purchase Class A Common Stock, Class A Common Stock appreciation rights, shares of Class A Common Stock and performance units. The Long-Term Incentive Plan reserves 3,200,000 shares of the Company's Class A Common Stock for issuance to eligible employees. The Directors Plan authorizes the award of options to purchase Class A Common Stock. The Directors Plan reserves 320,000 shares of the Company's Class A Common Stock for issuance to non-employee directors. Options are generally granted at not less than the fair market value at grant date, vest over a one to three year period, and expire ten years after the grant date.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

     A summary of the status of the Company's outstanding stock options as of September 26, 1997 and September 25, 1998 is presented below:

                                                  1997                            1998
                                      -----------------------------   -----------------------------
                                        NUMBER     WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
                                      OF OPTIONS    EXERCISE PRICE    OF OPTIONS    EXERCISE PRICE
                                      ----------   ----------------   ----------   ----------------
Outstanding at beginning of year....         --            --            32,000         $3.75
  Granted...........................     32,000         $3.75           560,400         $6.42
  Exercised.........................         --            --                --            --
  Canceled..........................         --            --                --            --
                                      ---------         -----         ---------         -----
Outstanding at end of year..........     32,000         $3.75           592,400         $6.28
Exercisable at end of year..........         --            --            32,000         $3.75
Available for future grant at end of
  year..............................  3,488,000                       2,927,600
Weighted-average fair value of
  options granted during the year...                    $3.37                           $3.69

     The following table summarizes information about the stock options outstanding at September 25, 1998:

                                        OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                          ------------------------------------------------   -----------------------------
                                       WEIGHTED-AVERAGE
                                          REMAINING
                            NUMBER       CONTRACTUAL      WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES  OF OPTIONS    LIFE(IN YEARS)     EXERCISE PRICE    OF OPTIONS    EXERCISE PRICE
------------------------  ----------   ----------------   ----------------   ----------   ----------------
$2.50-$ 5.00..........      32,000           6.44              $3.75           32,000          $3.75
$5.01-$ 7.50..........     551,200           7.14              $6.39               --             --
$7.51-$10.00..........       9,200           7.81              $8.57               --             --
                           -------           ----              -----           ------          -----
$2.50-$10.00..........     592,400           7.11              $6.28           32,000          $3.75

     There are no Stock Appreciation Rights or performance units outstanding as of September 25, 1998.

     As discussed in Note 1, the Company has elected to follow APB 25 and related Interpretations in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

     Pro forma information regarding the net income and earnings per share is required by SFAS 123. This information is required as if the Company had accounted for its stock-based awards to employees under the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1998 and 1997, respectively: risk-free interest rate of
5.95 percent and 6.37 percent; dividend yield of zero for both years; expected volatility of 49.8 percent for both years; and an expected option life of eight years for both years. The weighted average fair value

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

of options granted in fiscal 1997 and 1998 was $3.37 and $3.69, respectively. Pro forma net income and earnings per share are as follows:

                                                                     1997                1998
                                                                     ----                ----
Net Income:..........................         As reported         $13,822,149         $   210,438
                                              Pro forma            13,787,640            (301,983)
Basic earnings per share:............         As reported         $      0.25         $      0.00
                                              Pro forma                  0.25               (0.00)
Diluted earnings per share:..........         As reported                0.25                0.00
                                              Pro forma                  0.25               (0.00)

8. EMPLOYEE BENEFIT PLANS

     The Company has a profit-sharing plan under which the annual contribution is determined at the discretion of the Board of Directors. Profit sharing expense was $779,657, $595,222 and $388,800 for the fiscal years ended 1998, 1997 and 1996, respectively.

     The Company has a 401(k) plan covering all eligible employees. The plan provides for matching contributions at the discretion of the Board of Directors. Contribution expense under this plan was $-0-, $-0- and $9,093 for the fiscal years ended 1998, 1997 and 1996, respectively.

     The Company has an executive bonus plan that was designed to allow designated executive participants the opportunity to earn bonus awards with current and deferred components. The value of each component is based on the annual increase (if any) in the book value per share of the common stock. Executive bonus plan expense was $960,000, $2,170,000 and $1,710,000 for the fiscal years ended 1998, 1997 and 1996, respectively.

9. EARNINGS PER SHARE

     Reconciliation between the weighted average shares outstanding used in the basic and diluted earnings per share ("EPS") computation is presented below.

                                                          1996           1997           1998
                                                          ----           ----           ----
Net Income.........................................    $11,158,345    $13,822,149    $   210,438
                                                       -----------    -----------    -----------
Weighted average shares outstanding -- basic.......     51,255,292     55,075,556     58,062,654
Effect of dilutive securities:
  Assumed exercise of stock options................             --          2,258         92,256
Weighted average shares outstanding -- diluted.....     51,255,292     55,077,814     58,154,910
Earnings per share -- basic........................    $      0.22    $      0.25    $      0.00
Earnings per share -- diluted......................    $      0.22    $      0.25    $      0.00

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

10. COMMITMENTS AND CONTINGENCIES

     Lease Commitments -- The Company and its subsidiaries have various non-cancelable operating leases on facilities and certain computer and office equipment requiring annual payments as follows:

FISCAL YEAR ENDING                                              AMOUNT
------------------                                              ------
1999........................................................  $ 6,970,754
2000........................................................    6,028,228
2001........................................................    3,075,012
2002........................................................    1,776,036
2003........................................................    1,790,677
Thereafter (to December 31, 2017)...........................   20,904,751
                                                              -----------
Total.......................................................  $40,545,458
                                                              ===========

     The Company and certain of its subsidiaries lease one of their office facilities from the Chief Executive Officer of the Company. The lease expires on December 31, 2017, and provides for annual rentals of $1,288,000. Additionally, the Company and its subsidiaries lease certain computer equipment, office equipment, and office facilities under various operating leases. Rental expense was $6,225,232, $3,155,550 and $1,581,171 for fiscal years ended 1998, 1997 and
1996, respectively.

     Advertising Commitment -- The Company has entered into a two-year agreement with America Online, Inc. ("AOL") that will feature Ameritrade (Inc.) as one of four brokerages on AOL's Personal Finance Channel. The pact calls for the Company to pay AOL $12.5 million annually over a two-year term.

     Letter of Credit -- A letter of credit in the amount of $44 million as of September 25, 1998, has been issued by a financial institution on behalf of Advanced Clearing, a wholly-owned subsidiary of the Company which acts as a securities clearing firm. The letter of credit has been issued to support margin requirements. Advanced Clearing pays a maintenance fee of 0.5 percent of the committed amount for the letter of credit. As of September 25, 1998 and September 26, 1997, no amounts were outstanding under the credit facility. In addition, the same financial institution may make loans to Advanced Clearing if requested under a note. Advanced Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letter of credit and the note.

     Legal -- On September 16, 1998, a putative class action complaint was filed in the District Court, Douglas County, Nebraska, seeking injunctive and equitable relief due to the Company's alleged breach of contract, violation of the Consumer Protection Act, fraudulent inducement, negligent misrepresentation, negligence, and unjust enrichment regarding the Company's alleged inability to handle the volume of subscribers to its Internet brokerage services. The complaint seeks injunctive relief enjoining alleged deceptive, fraudulent, and misleading practices and unspecified compensatory damages. The Company believes that it has viable defenses to the allegations raised in the complaint. However, because this proceeding is at a preliminary phase and the amount of damages sought has not been quantified, the Company is not presently able to predict the ultimate outcome of this matter.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

     The Company and its subsidiaries are parties to a number of other legal matters arising in the ordinary course of business. In management's opinion, the Company has adequate legal defenses respecting each of these actions and does not believe that they will materially affect the Company's results of operations or its financial position.

     General Contingencies -- In the general course of business, there are various contingencies which are not reflected in the consolidated financial statements. These include Advanced Clearing's customer activities involving the execution, settlement and financing of various customer securities transactions. These activities may expose the Company to off-balance-sheet credit risk in the event the customers are unable to fulfill their contracted obligations.

     Advanced Clearing's customer securities activities are transacted on either a cash or margin basis. In margin transactions, Advanced Clearing extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. In connection with these activities, Advanced Clearing executes and clears customer transactions involving the sale of securities not yet purchased (short sales), substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose the Company to off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, Advanced Clearing may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

     Advanced Clearing seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Advanced Clearing monitors required margin levels daily and, pursuant to such guidelines, requires customers to deposit additional collateral, or to reduce positions, when necessary.

     Advanced Clearing borrows securities both to cover short sales and to complete customer transactions in the event that a customer fails to deliver securities by the required date. Such borrowings are collateralized by depositing cash or pledging securities with lending institutions and are "marked to market" on a daily basis. Failure to maintain levels of cash deposits or pledged securities at all times at least equal to the value of the related securities can subject Advanced Clearing to risk of loss. Advanced Clearing seeks to control the risk of loss by monitoring the market value of securities pledged and requiring adjustments of collateral levels where necessary.

NOTE 11 -- SUBSEQUENT EVENTS

     Subsequent to September 25, 1998, the Company announced a two-for-one and a three-for-one stock split. Stockholders of record as of the close of business on February 5, 1999 received, in the form of a stock dividend, one additional share for each share held by them. This two-for-one split was distributed on or about February 22, 1999 and the stock began trading at post-split value on February 23, 1999. All share data and per share amounts have been restated to reflect the two-for-one stock split. Stockholders of record as of the close of business on June 11, 1999 will receive, in the form of a stock dividend, two additional shares for each share held by them. This three-for-one split will be distributed on or about July 2, 1999 and the stock will begin trading at post-split value on or about July 6, 1999. The three-for-one stock split is contingent

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 26, 1997
                             AND SEPTEMBER 25, 1998

upon shareholder approval of a restated certificate of incorporation increasing the number of shares of Class A common stock to 270,000,000 and Class B common stock to 18,000,000. Pro forma earnings per share information has been provided on the consolidated statement of income as if the three-for-one stock split had been in effect for all periods presented.

                      QUARTERLY FINANCIAL DATA (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND STOCK PRICE DATA)

                                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 25, 1998
                                                 ---------------------------------------------
                                                   FIRST      SECOND       THIRD      FOURTH
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                 ---------   ---------   ---------   ---------
Revenues.......................................  $ 31,365    $ 36,762    $ 47,926    $ 48,141
Interest expense...............................     5,689       6,684       8,320       8,586
                                                 --------    --------    --------    --------
          Net revenues.........................    25,676      30,078      39,606      39,555
Total expenses excluding interest..............    43,171      30,394      30,346      30,473
                                                 --------    --------    --------    --------
Income (loss) before provision for income
  taxes........................................   (17,495)       (316)      9,260       9,082
Net income (loss)..............................  $(11,249)   $   (271)   $  5,940    $  5,790
                                                 --------    --------    --------    --------
Basic earnings (loss) per share................  $  (0.19)   $  (0.01)   $   0.10    $   0.10
Diluted earnings (loss) per share..............  $  (0.19)   $  (0.01)   $   0.10    $   0.10
Stock price data ($)
  High.........................................      9.44        7.52        8.19       11.44
  Low..........................................      5.41        5.69        6.17        6.75

                                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 26, 1997
                                                    ---------------------------------------------
                                                      FIRST      SECOND       THIRD      FOURTH
                                                     QUARTER     QUARTER     QUARTER     QUARTER
                                                    ---------   ---------   ---------   ---------
Revenues..........................................  $ 19,042    $ 22,641    $ 24,904    $ 29,080
Interest expense..................................     3,690       4,197       4,959       5,583
                                                    --------    --------    --------    --------
          Net revenues............................    15,352      18,444      19,945      23,497
Total expenses excluding interest.................    15,416      13,036      12,805      14,556
                                                    --------    --------    --------    --------
Income (loss) before provision for income taxes...       (64)      5,408       7,140       8,941
Net income (loss).................................  $    (75)   $  3,469    $  4,587    $  5,841
                                                    --------    --------    --------    --------
Basic earnings (loss) per share...................  $   0.00    $   0.07    $   0.08    $   0.10
Diluted earnings (loss) per share.................  $   0.00    $   0.07    $   0.08    $   0.10
Stock price data ($)
  High............................................       N/A        5.32*       4.44        6.58
  Low.............................................       N/A        4.19*       3.03        3.77

---------------

* Commencing March 4, 1997

     All information is adjusted for the two-for-one stock splits effective on August 18, 1998 and February 22, 1999. The stock prices listed above do not include retail markups, markdowns, or commissions, and may not represent actual transactions.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  AS OF SEPTEMBER 25, 1998 AND MARCH 26, 1999

                                     ASSETS

                                                             SEPTEMBER 25,      MARCH 26,
                                                                  1998             1999
                                                             --------------   --------------
                                                                               (UNAUDITED)
Cash and cash equivalents..................................  $   24,526,935   $    4,474,679
Cash and investments segregated in compliance with federal
  regulations..............................................     503,455,354      601,811,083
Receivable from brokers, dealers, and clearing
  organizations............................................      25,732,164       34,152,264
Receivable from customers and correspondents -- net of
  allowance for doubtful accounts: September -- $1,039,788;
  March -- $2,615,349......................................     647,121,854    1,186,138,384
Furniture, equipment and leasehold improvements -- net of
  accumulated depreciation and amortization: September --
  $6,728,212; March -- $9,480,716..........................      26,116,333       33,418,857
Goodwill -- net of accumulated amortization................       5,983,761        5,802,259
Investments................................................      30,760,729      203,694,473
Other assets...............................................      26,704,546       35,496,623
                                                             --------------   --------------
          Total assets.....................................  $1,290,401,676   $2,104,988,622
                                                             ==============   ==============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Payable to brokers, dealers and clearing organizations...  $   11,765,785   $   64,070,484
  Payable to customers and correspondents..................   1,136,082,337    1,622,307,296
  Accounts payable and accrued liabilities.................      30,716,987       47,775,036
  Short-term borrowings....................................              --       45,000,000
  Notes payable............................................      11,000,000       38,000,000
  Income taxes payable.....................................       1,331,170          850,213
  Deferred income taxes....................................      14,933,313       82,681,058
                                                             --------------   --------------
          Total liabilities................................   1,205,829,592    1,900,684,087
                                                             --------------   --------------
Stockholders' equity:
  Preferred stock, $1 par value; authorized 3,000,000
     shares, none issued...................................
  Common stock, $0.01 par value:...........................              --               --
     Class A -- 60,000,000 shares authorized: 52,701,160
       shares issued at March 26, 1999; 52,613,692 shares
       issued at September 25, 1998........................         526,136          527,012
     Class B -- 6,000,000 shares authorized: 5,457,600
       shares issued and outstanding.......................          54,576           54,576
                                                             --------------   --------------
          Total common stock...............................         580,712          581,588
Additional paid-in capital.................................      22,845,297       25,228,316
Retained earnings..........................................      43,756,848       55,576,576
Treasury stock -- Class A shares at cost (13,400 shares at
  March 26, 1999; 18,884 shares at September 25, 1998).....        (133,388)         (94,144)
Accumulated other comprehensive income.....................      17,522,615      123,012,199
                                                             --------------   --------------
          Total stockholders' equity.......................      84,572,084      204,304,535
                                                             --------------   --------------
          Total liabilities and stockholders' equity.......  $1,290,401,676   $2,104,988,622
                                                             ==============   ==============

           See notes to unaudited consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE SIX MONTH PERIODS ENDED MARCH 27, 1998 AND MARCH 26, 1999
                                  (UNAUDITED)

                                                                  SIX MONTH PERIOD ENDED
                                                              -------------------------------
                                                              MARCH 27, 1998   MARCH 26, 1999
                                                              --------------   --------------
Revenues:
  Commissions and clearing fees.............................   $ 35,209,381     $ 83,566,382
  Interest revenue..........................................     27,908,539       47,715,180
  Equity income from investments............................      2,527,693               --
  Other.....................................................      2,480,749        4,614,844
                                                               ------------     ------------
          Total revenues....................................     68,126,362      135,896,406
  Interest expense..........................................     12,373,053       20,117,417
                                                               ------------     ------------
          Net revenues......................................     55,753,309      115,778,989
Expenses excluding interest:
  Employee compensation and benefits........................     14,691,907       28,364,340
  Commissions and clearance.................................      2,272,429        4,032,907
  Communications............................................      6,456,836        7,971,435
  Occupancy and equipment costs.............................      4,213,046        8,736,185
  Advertising...............................................     34,513,770       22,797,109
  Other.....................................................     11,417,773       25,355,684
                                                               ------------     ------------
          Total expenses excluding interest.................     73,565,761       97,257,660
          Income (loss) before provision for income taxes...    (17,812,452)      18,521,329
          Provision for income taxes........................     (6,292,236)       6,701,601
                                                               ------------     ------------
Net income (loss)...........................................   $(11,520,216)    $ 11,819,728
                                                               ============     ============
Basic earnings (loss) per share.............................   $      (0.20)    $       0.20
Diluted earnings (loss) per share...........................          (0.20)            0.20
Weighted average shares outstanding -- basic................     58,069,915       58,082,441
Weighted average shares outstanding -- diluted..............     58,106,758       58,509,462
Pro forma stock split -- basic earnings (loss) per share....   $      (0.07)    $       0.07
Pro forma stock split -- diluted earnings (loss) per
  share.....................................................          (0.07)            0.07
Pro forma stock split -- weighted average shares
  outstanding -- basic......................................    174,209,745      174,247,323
Pro forma stock split -- weighted average shares
  outstanding -- diluted....................................    174,320,274      175,528,386

           See notes to unaudited consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE SIX MONTH PERIODS ENDED MARCH 27, 1998 AND MARCH 26, 1999
                                  (UNAUDITED)

                                                                SIX MONTH PERIOD ENDED
                                                            -------------------------------
                                                            MARCH 27, 1998   MARCH 26, 1999
                                                            --------------   --------------
Cash flows from operating activities:
  Net income (loss).......................................  $ (11,520,216)   $  11,819,728
  Adjustments to reconcile net income (loss) to net cash
     from operating activities:
     Depreciation and amortization........................      1,068,800        2,752,504
     Provision for losses.................................         88,000        1,695,000
     Deferred income taxes................................        785,355          303,585
     Equity loss from investments.........................     (2,527,693)              --
     Amortization of goodwill.............................        181,502          181,502
     Changes in operating assets and liabilities:
       Cash and investments segregated in compliance with
          federal regulations.............................   (189,881,751)     (98,355,729)
       Brokerage receivables..............................   (189,669,131)    (549,131,630)
       Income taxes receivable............................     (1,494,676)              --
       Other assets.......................................     (5,420,726)      (8,792,077)
       Brokerage payables.................................    371,013,841      538,529,658
       Accounts payable and accrued liabilities...........      1,584,506       17,058,049
       Short-term borrowings..............................             --       45,000,000
       Income taxes payable...............................     (3,430,279)       1,383,912
                                                            -------------    -------------
          Net cash used in operating activities...........    (29,222,468)     (37,555,498)
Cash flows from investing activities:
  Purchase of furniture, equipment and leasehold
     improvements.........................................     (5,658,428)     (10,055,028)
  Purchase of equity investments..........................       (435,581)              --
  Distributions received from equity investments..........      1,498,836               --
  Proceeds from sale of investment........................      3,906,610               --
                                                            -------------    -------------
          Net cash used in investing activities...........       (688,563)     (10,055,028)
Cash flows from financing activities:
  Proceeds from notes payable.............................     10,000,000       60,000,000
  Principal payments on notes payable.....................             --      (33,000,000)
  Proceeds from exercise of stock options.................                         507,209
  Purchase of Class A treasury stock......................       (145,000)              --
  Issuance of Class A treasury stock......................        123,481           51,061
                                                            -------------    -------------
          Net cash provided by financing activities.......      9,978,481       27,558,270
                                                            -------------    -------------
          Net decrease in cash and cash equivalents.......    (19,932,550)     (20,052,256)
Cash and cash equivalents at beginning of period..........     53,522,447       24,526,935
                                                            -------------    -------------
Cash and cash equivalents at end of period................  $  33,589,897    $   4,474,679
                                                            =============    =============
Supplemental cash flow information:
  Interest paid...........................................  $  11,747,864    $  19,468,778
  Income taxes paid (refunds received)....................  $  (2,224,720)   $   5,010,874

See notes to unaudited consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
       FOR THE SIX MONTH PERIODS ENDED MARCH 27, 1998 AND MARCH 26, 1999
                                  (UNAUDITED)

                                                                 SIX MONTH PERIOD ENDED
                                                              ----------------------------
                                                               MARCH 27,       MARCH 26,
                                                                  1998            1999
                                                              ------------    ------------
Net income (loss)...........................................  $(11,520,216)   $ 11,819,728
Other comprehensive income
  Net unrealized holding gains on investment securities
     available-for-sale arising during the period...........            --     172,933,744
  Adjustment for deferred income taxes......................            --     (67,444,160)
                                                              ------------    ------------
Total other comprehensive income, net of tax................            --     105,489,584
                                                              ------------    ------------
Comprehensive income (loss).................................  $(11,520,216)   $117,309,312
                                                              ============    ============

See notes to unaudited consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE SIX MONTH PERIODS ENDED MARCH 27, 1998 AND MARCH 26, 1999
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of Ameritrade Holding Corporation and its wholly-owned subsidiaries (collectively, the "Company"): Advanced Clearing, Inc. ("Advanced Clearing"), formerly known as AmeriTrade Clearing, Inc.; Accutrade, Inc. ("Accutrade"); Ameritrade (Inc.), formerly known as Ceres Securities; AmeriVest, Inc. ("AmeriVest"), formerly known as All American Brokers, Inc.; K Aufhauser & Company ("Aufhauser"); and OnMoney Financial Services Corporation ("OnMoney"). All significant intercompany balances and transactions have been eliminated. The Company is a provider of discount securities brokerage and related financial services, including clearing and execution services.

     All share data and per share amounts have been restated to reflect the two-for-one common stock splits effective August 1998 and February 1999.

     These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments, which are all of a normal recurring nature, necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report filed on Form 10-K and amendments thereto for the fiscal year ended September 25, 1998.

2. NET CAPITAL

     The Company's broker-dealer subsidiaries are subject to the Net Capital Rule under the Securities Exchange Act of 1934 and are required to maintain a minimum net capital reserve. Net capital and the related net capital requirement may fluctuate on a daily basis.

     The Company's broker-dealer subsidiaries had net capital, in the aggregate, of $69,580,988 and $40,062,733 as of March 26, 1999 and September 25, 1998,
respectively, which exceeded aggregate minimum net capital requirements by $43,644,516 and $25,247,775, respectively. Subsidiary net capital in the amount of $25,936,472 and $14,814,958 as of March 26, 1999 and September 25, 1998,
respectively, is not available for transfer to the Company due to net capital regulations.

3. NOTES PAYABLE

     The Company entered into a revolving credit agreement with a bank group on January 16, 1998. The revolving credit agreement permits borrowings up to $50.0 million through June 30, 1999 with permissible borrowings declining $2.5 million quarterly to $35.0 million at maturity on December 31, 2000. The common stock of the Company's subsidiaries, as well as all assets of the Company, collateralize the revolving credit agreement. Borrowings under the revolving credit agreement bear interest at prime rate less 0.75 percent (7.00 percent and 7.75 percent borrowing rate at March 26, 1999 and September 25, 1998, respectively). The Company pays a maintenance fee of 0.25 percent of the unused borrowings through the maturity date. The Company had outstanding indebtedness under the revolving credit agreement of $38.0 million and $11.0 million at March 26, 1999 and September 25, 1998, respectively. The revolving credit

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

       FOR THE SIX MONTH PERIODS ENDED MARCH 27, 1998 AND MARCH 26, 1999

agreement contains certain restrictions, including restrictions on the payment of cash dividends and additional borrowings.

     A letter of credit in the amount of $81 million as of March 26, 1999 has been issued by a financial institution on behalf of Advanced Clearing, a wholly-owned subsidiary of the Company, which acts as a securities clearing firm. The letter of credit has been issued to support margin requirements. Advanced Clearing pays a maintenance fee of 0.5 percent of the committed amount for the letter of credit. In addition, the same financial institution may make loans to Advanced Clearing if requested under a note. As of March 26, 1999, $45 million was outstanding under the note. Advanced Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letter of credit and the note.

4. INVESTMENTS

     The Company owns unregistered shares of common stock of Knight/Trimark Group, Inc. ("Knight/Trimark"), a company formed to hold equity interests in securities trading and market making companies. The Company's holdings represent
7.1 percent of the issued and outstanding shares of common stock of Knight/Trimark as of March 26, 1999. The Company accounts for its investment in Knight/Trimark as a marketable equity security available for sale. On March 26, 1999 the Company valued its investment in Knight/Trimark at $202,388,623. The Company's cost basis on March 26, 1999 was $729,280, therefore the gross unrealized gain is $201,659,343. On September 25, 1998 the Company valued its investment in Knight/Trimark at $29,454,879. The Company's cost basis on September 25, 1998 was $729,280, therefore the gross unrealized gain is $28,725,599.

5. LEGAL

     On September 16, 1998, a putative class action complaint was filed in the District Court, Douglas County, Nebraska, seeking injunctive and equitable relief due to the Company's alleged breach of contract, violation of the Consumer Protection Act, fraudulent inducement, negligent misrepresentation, negligence, and unjust enrichment regarding the Company's alleged inability to handle the volume of subscribers to its Internet brokerage services. The complaint seeks injunctive relief enjoining alleged deceptive, fraudulent, and misleading practices and unspecified compensatory damages. The Company believes that it has viable defenses to the allegations raised in the complaint. However, because this proceeding is at a preliminary phase and the amount of damages sought has not been quantified, the Company is not presently able to predict the ultimate outcome of this matter.

     The Company and its subsidiaries are parties to a number of other legal matters arising in the ordinary course of business. In management's opinion, the Company has adequate legal defenses respecting each of these actions and does not believe that they will materially affect the Company's results of operations or its financial position.

6. SUBSEQUENT EVENT

     The Company announced a three-for-one stock split on June 2, 1999. Stockholders of record as of the close of business on June 11, 1999 will receive, in the form of a stock dividend, two additional shares for each share held by them. This three-for-one split will be distributed on or about July 2, 1999 and the stock will begin trading at post-split value on or about July 6, 1999. The three-for-one stock split is contingent upon shareholder approval of a restated certificate of incorporation increasing the number of shares of class A common stock to 270,000,000 and class B common stock to 18,000,000. Pro forma earnings per share information has been provided as if the stock split had been in effect for all periods presented.

                                  UNDERWRITING

     Holding, the selling stockholders and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and are the representatives of the U.S. Underwriters.

                                                               NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                            ---------
Goldman, Sachs & Co. .......................................

                                                               --------
          Total.............................................
                                                               ========

     If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an
additional      shares from Holding and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by Holding and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise
of the U.S. Underwriters' option to purchase           additional shares.

                                PAID BY HOLDING

                                                              NO EXERCISE      FULL EXERCISE
                                                              -----------      -------------
          Per Share.........................................   $                 $
          Total.............................................   $                 $

                        PAID BY THE SELLING STOCKHOLDERS

                                                              NO EXERCISE      FULL EXERCISE
                                                              -----------      -------------
          Per Share.........................................   $                 $
          Total.............................................   $                 $

     Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the Underwriters to certain other
brokers or dealers at a discount of up to $     per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Holding and the selling stockholders have entered into an underwriting agreement with the underwriters of the international offering (the
"International Underwriters") for the sale of        shares outside of the
United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other.
Goldman Sachs International and                are representatives of the
International Underwriters. Holding and the selling stockholders have granted the International Underwriters a similar option to purchase up to an aggregate
of        additional shares.

     The Underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The Underwriters also have agreed that they may sell shares among each of the underwriting groups.

     Holding and the selling stockholders have agreed with the Underwriters not to dispose of or hedge any of the Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Risk Factors -- Future sales of shares of common stock could adversely affect the market price of the Class A common stock".

     In connection with the offerings, the Underwriters may purchase and sell shares of the Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offerings are in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

     Holding's securities clearing firm, Advanced Clearing, is a member of the NASD, a wholly-owned subsidiary of Holding and a member of the selling group for the U.S. offering. The U.S. offering, therefore, is being conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules of the NASD.

     Holding estimates that the total expenses of the offerings (excluding
underwriting discounts and commissions) will be approximately $     .

     Holding and the selling stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This prospectus may be used by the Underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the Underwriters in the offering being made outside of the United States, to persons located in the United States.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Summary..............................    1
Risk Factors.........................    8
Cautionary Note Regarding Forward-
  Looking Statements.................   16
Use of Proceeds......................   16
Dividend Policy......................   16
Market Price of Class A Common
  Stock..............................   17
Capitalization.......................   18
Selected Consolidated Financial and
  Operating Data.....................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   21
Business.............................   30
Management...........................   42
Principal and Selling Stockholders...   46
TRACES Stockholders..................   48
Description of Capital Stock.........   49
Validity of Class A Common Stock.....   52
Experts..............................   52
Where You Can Find More Information..   52
Index to Consolidated Financial
  Information........................  F-1
Underwriting.........................  U-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                     SHARES

                               AMERITRADE HOLDING
                                  CORPORATION

                              CLASS A COMMON STOCK
                             ----------------------

                                     [LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

          [ALTERNATE PAGE FOR PROSPECTUS ATTACHED TO TRUST PROSPECTUS]

                  SUBJECT TO COMPLETION. DATED JUNE 25, 1999.

                                            SHARES

                         AMERITRADE HOLDING CORPORATION

                              CLASS A COMMON STOCK
                             ----------------------
     This prospectus relates to up to        shares of Class A common stock (or
up to        shares if the underwriters' over-allotment option is exercised in full) beneficially owned by the Ameritrade Automatic Common Exchange Security Trust (the "TRACES Trust") stockholders named in this prospectus that may be delivered by the TRACES Trust to holders of Automatic Common Exchange Securities of the TRACES Trust upon exchange of such securities on the Exchange Date as defined in the prospectus of the TRACES Trust (the "Trust Prospectus") to which this prospectus is attached. The Automatic Common Exchange Securities are being sold by the TRACES Trust in an offering described in the Trust Prospectus. See "Trust Prospectus".

     In addition, Ameritrade Holding Corporation and several of its stockholders
are offering for sale up to an aggregate        shares of Class A common stock
(or up to        shares if the underwriters' over-allotment options are
exercised in full) directly to the public pursuant to a separate prospectus. Of
the        shares being offered in those offerings,        shares are being
offered by Holding and        shares are being offered by the selling
stockholders. The respective closings of the offerings of the Automatic Common Exchange Securities and the shares of Class A common stock are not dependent upon one another.

     Holding will not receive any proceeds from the sale of the Automatic Common Exchange Securities by the TRACES Trust or the sale of the Class A common stock by the selling stockholders.

     The Class A common stock is quoted on The Nasdaq National Market under the symbol "AMTD". The last reported sale price of the Class A common stock on
  , 1999 was $          per share.

     The Class B common stock, which is not being offered, is entitled to elect a majority of Holding's board of directors. The Class A common stock is entitled to elect the remaining directors. See "Description of Capital Stock".

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                              GOLDMAN, SACHS & CO.
                             ----------------------
                        Prospectus dated        , 1999.

          [ALTERNATE PAGE FOR PROSPECTUS ATTACHED TO TRUST PROSPECTUS]

                              PLAN OF DISTRIBUTION

     The Automatic Common Exchange Securities will be distributed as described in the Trust Prospectus under the caption "Underwriting". Some of the underwriters and their affiliates have provided, are currently providing, and expect to provide in the future, commercial and investment banking services to us for which they have received and will receive fees and commissions.

                                TRUST PROSPECTUS

     The Automatic Common Exchange Securities are being offered pursuant to the Trust Prospectus. This prospectus relates only to the shares of Class A common stock that may be delivered upon exchange of the Automatic Common Exchange Securities. We take no responsibility for any information included in or omitted from the Trust Prospectus. The Trust Prospectus does not constitute a part of this prospectus nor is it incorporated by reference herein.

          [ALTERNATE PAGE FOR PROSPECTUS ATTACHED TO TRUST PROSPECTUS]

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Summary..............................
Risk Factors.........................
Cautionary Note Regarding Forward-
  Looking Statements.................
Use of Proceeds......................
Dividend Policy......................
Market Price of Class A Common
  Stock..............................
Capitalization.......................
Selected Consolidated Financial and
  Operating Data.....................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................
Business.............................
Management...........................
Principal and Selling Stockholders...
TRACES Stockholders..................
Description of Capital Stock.........
Validity of Class A Common Stock.....
Experts..............................
Where You Can Find More Information..
Plan of Distribution.................
Trust Prospectus.....................
Index to Consolidated Financial
  Information........................

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                     SHARES

                               AMERITRADE HOLDING
                                  CORPORATION

                              CLASS A COMMON STOCK
                             ----------------------

                                     [LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of the expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

SEC registration fee........................................  $ 69,500
                                                              --------
NASD filing fee.............................................    25,500
                                                              --------
Nasdaq National Market listing fee..........................         *
Printing and engraving......................................   250,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................    75,000
Blue sky fees and expenses..................................    10,000
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========

---------------

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws, which (1) require us to indemnify our directors and officers to the fullest extent permitted by law and (2) eliminate the personal liability of our directors to us and our stockholders for monetary damages for breach of their duty of due care, except (a) for any breach of the duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (d) for any transaction from which the director derived any improper personal benefit.

     We also maintain insurance on our directors and officers, which covers liabilities under the federal securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

     The following documents are filed with this registration statement.

        EXHIBIT
        -------
           1.1            Form of Underwriting Agreements
           3.1            Form of Restated Certificate of Incorporation
           4.1            Form of Stock Certificate (incorporated herein by reference to our Registration Statement on Form S-1, File No.
                          333-17495)
          *5.1            Opinion of Mayer, Brown & Platt as to validity of common
                          stock
          23.1            Consent of Deloitte & Touche LLP
         *23.2            Consent of Mayer, Brown & Platt (included in Exhibit 5.1)
          24.1            Powers of Attorney (included on the signature page)

---------------

 *  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (2) That, (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on the 23rd day of June, 1999.

                                            AMERITRADE HOLDING CORPORATION

                                            By:    /s/ J. JOE RICKETTS
                                              ----------------------------------
                                                J. Joe Ricketts
                                                Co-Chief Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints J. Joe Ricketts and Robert T. Slezak, or either of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 23rd day of June, 1999.

                 SIGNATURE                                        POSITION
                 ---------                                        --------

            /s/ J. JOE RICKETTS                 Director, Chairman and Co-Chief Executive
--------------------------------------------      Officer (Principal Executive Officer)
              J. Joe Ricketts

          /s/ THOMAS K. LEWIS, JR.              Co-Chief Executive Officer (Principal
--------------------------------------------      Executive Officer)
            Thomas K. Lewis, Jr.

            /s/ ROBERT T. SLEZAK                Director, Vice President, Chief Financial
--------------------------------------------      Officer and Treasurer (Principal Financial
              Robert T. Slezak                    and Accounting Officer)

            /s/ JOSEPH A. KONEN                 Director
--------------------------------------------
              Joseph A. Konen

              /s/ GENE L. FINN                  Director
--------------------------------------------
                Gene L. Finn

                 SIGNATURE                                        POSITION
                 ---------                                        --------

           /s/ DAVID W. GARRISON                Director
--------------------------------------------
             David W. Garrison

           /s/ THOMAS Y. HARTLEY                Director
--------------------------------------------
             Thomas Y. Hartley

         /s/ CHARLES L. MARINACCIO              Director
--------------------------------------------
           Charles L. Marinaccio

            /s/ MARK L. MITCHELL                Director
--------------------------------------------
              Mark L. Mitchell

              /s/ JOHN W. WARD                  Director
--------------------------------------------
                John W. Ward

                               INDEX TO EXHIBITS

     1.1   Form of Underwriting Agreements
     3.1   Form of Restated Certificate of Incorporation
     4.1   Form of Stock Certificate (incorporated by reference to our
           Registration Statement on Form S-1, File No. 333-17495)
    *5.1   Opinion of Mayer, Brown & Platt as to validity of common
           stock
    23.1   Consent of Deloitte & Touche LLP
   *23.2   Consent of Mayer, Brown & Platt (included in Exhibit 5.1)
    24.1   Powers of Attorney (included on the signature page)

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* To be filed by amendment.